Filed pursuant to 424(b)(3)
Registration No. 333-139504

SUPPLEMENT NO. 9
DATED OCTOBER 18, 2007
TO THE PROSPECTUS DATED AUGUST 1, 2007
OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 9 supplements our prospectus dated August 1, 2007, as previously supplemented by Supplement No. 1 dated August 6, 2007, Supplement No. 2 dated August 14, 2007, Supplement No. 3 dated August 16, 2007, Supplement No. 4 dated August 29, 2007, Supplement No. 5 dated September 18, 2007, Supplement No. 6 dated September 25, 2007, Supplement No. 7 dated October 5, 2007 and Supplement No. 8 dated October 11, 2007.  This supplement updates certain information in the prospectus sections entitled “Management,” “Business and Policies,” “Risk Factors,” “Description of Real Estate Assets,” “Plan of Distribution,” “Experts” and “Financial Statements,” as described below.  You should read this Supplement No. 9 together with our prospectus dated August 1, 2007.  Unless otherwise defined in this Supplement No. 9, capitalized terms used in this Supplement No. 9 have the same meanings as set forth in the prospectus.

This Supplement No. 9 includes references to certain trademarks. Courtyard by Marriott®, Marriott® and Residence Inn by Marriott® trademarks are the property of Marriott International, Inc. (“Marriott”) or one of its affiliates. Doubletree®, Embassy Suites®, Hampton Inn®, Hilton Garden Inn®, Hilton Hotels® and Homewood Suites by Hilton® trademarks are the property of Hilton Hotels Corporation (“Hilton”) or one or more of its affiliates. Hyatt Place® trademark is the property of Hyatt Corporation (“Hyatt”).  For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above-referenced terms are used.

Management

Our Directors and Executive Officers

This section supplements the discussion contained in our prospectus under the heading “Management – Our Directors and Executive Officers,” which begins on page 102 of the prospectus.

Name	Age*	Position
Thomas F. Glavin	46	Independent Director

*As of January 1, 2007

Thomas F. Glavin, an independent director, is the owner of Thomas F. Glavin & Associates, Inc., a certified public accounting firm.  In that capacity, Mr. Glavin specializes in providing accounting and tax services to closely held companies.  Mr. Glavin has worked in the accounting profession for over twenty-five years.   Mr. Glavin began his career at Vavrus & Associates, a real estate firm, located in Joliet, Illinois, that owned and managed apartment buildings and health clubs.  At Vavrus & Associates, Mr. Glavin was an internal auditor responsible for reviewing and implementing internal controls.  In 1984, Mr. Glavin began working in the tax department of Touche Ross & Co., where he specialized in international taxation.  In addition to his accounting experience, Mr. Glavin has been involved in the real estate business for the past fifteen years.  Mr. Glavin also is a partner in Gateway Homes, which has successfully zoned, developed and managed a 440 unit manufactured home park in Frankfort, Illinois as well as single family home sites.  Mr. Glavin received his bachelor degree in accounting from Michigan State University in East Lansing, Michigan and a master of science in taxation from DePaul University in Chicago, Illinois.  Mr. Glavin is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

Committees of Our Board of Directors

Audit Committee

This section supplements the discussion contained in our prospectus under the heading “Management – Committees of Our Board of Directors – Audit Committee,” which begins on page 105 of the prospectus.

Our board has formed an audit committee consisting of four independent directors: J. Michael Borden, Thomas F. Glavin, David Mahon and Thomas F. Meagher.

Business and Policies

Our Assets

Our Operating Companies

This subsection supplements the discussion contained in the prospectus under the heading “Business and Policies – Our Assets – Our Operating Companies,” which begins on page 137 of the prospectus.  Specifically, the discussion contained in Supplement No. 8 to the prospectus under the heading “ – Proposed Acquisition of RLJ Urban Lodging Master, LLC” is supplemented by the discussion set forth below under the heading “ – Probable Acquisition of RLJ Urban Lodging Master, LLC.”

Probable Acquisition of RLJ Urban Lodging Master, LLC.  On October 16, 2007, we notified RLJ Urban Lodging Master, LLC (referred to herein as “Lodging Master”) and RLJ Urban Lodging REIT, LLC and RLJ Urban Lodging REIT (PF#1), LLC, which together own all of the membership interests of Lodging Master, referred to herein as the “sellers,” that we intend to proceed with the merger previously described in Supplement No. 8 to our prospectus.  If the merger is completed, Lodging Master will merge with and into our wholly-owned subsidiary (referred to herein as “Acquisition Sub”), with Acquisition Sub continuing as the surviving entity of the merger.  All of the membership interests of Lodging Master, representing all of its equity securities, will be converted into, and cancelled in exchange for, the right to receive the purchase price, which will be equal to $900 million in the aggregate, consisting of $474 million in cash, including amounts in the Escrow Deposit described below, plus Lodging Master’s existing indebtedness totaling $385 million and $41 in new indebtedness ultimately secured by Lodging Master’s assets, each as described in more detail below.  The purchase price will be subject to further adjustment as described in the merger agreement.  If the closing conditions set forth in the merger agreement are satisfied or waived prior to January 31, 2008, we expect to close no later than January 31, 2008, but not earlier than January 1, 2008.

The merger agreement was originally entered into as of August 12, 2007 but provided us with the right to terminate for any reason within twenty-three days in our sole discretion without any obligation on our part.  The agreement was subsequently amended as of September 5, 2007 to extend this termination right through 5:00 p.m. eastern time on September 10, 2007, as of September 13, 2007 to extend this termination right through 5:00 p.m. eastern time on October 15, 2007 and again as of October 15, 2007 to extend this termination right through 5:00 p.m. eastern time on October 16, 2007.  We further amended the agreement on October 16, 2007 to amend certain terms and conditions, as described herein.  Upon signing the original agreement, we deposited $10 million into escrow.  Following the execution of the September 13, 2007 amendment, on September 14, 2007, we directed the escrow agent to disburse $500,000 of this escrow deposit to the sellers as a non-refundable down payment of the purchase price.  Except as described herein, the remaining $9.5 million of this deposit would have been fully refunded if we had terminated the agreement prior to October 16, 2007.  However, on October 16, 2007, we notified the sellers of our intention to proceed with the merger and on October 17, 2007, we deposited an additional $35 million into the escrow for a total deposit of $44.5 million, referred to herein as the “Escrow Deposit.”  Except in certain circumstances described below, the Escrow Deposit is non-

refundable; however, if we complete the transaction, the Escrow Deposit as well as the $500,000 previously disbursed to the sellers will be credited against the final purchase price.  The purchase price is subject to further adjustment based on the proration of certain items described in the merger agreement.  Items incurred at each hotel property, such as taxes, payables, revenue from operations as well as wages and salaries will be prorated as of the closing date in a manner similar to the way these items would be prorated in an asset purchase or sale and the purchase price will be adjusted by an amount equal to such prorations.  We also will be responsible for all of the costs associated with improvements that may be required by certain franchisors of brands under which certain of the properties owned by Lodging Master operate; however, the purchase price will be reduced by $5 million at closing to cover a portion of these costs.  We also will be responsible for certain closing costs.  We anticipate that the adjustments will increase the purchase price by approximately $18 million.

Amended Merger Agreement.  The merger agreement, as amended on October 16, 2007, describes the existing indebtedness that we will expect to retain at the closing of the merger as well as the new indebtedness that we intend to incur in connection with the merger.  The existing indebtedness consists of three groups of existing loans secured by Lodging Master’s hotels.  First, we intend to seek the consent of various lenders to retain five secured loans, with an aggregate original loan amount of $125.3 million, on their original terms.  The terms of these loans range from five to ten years and have fixed interest rates ranging from 5.41% to 5.99%.  Second, we intend to seek the consent of Capmark Finance, Inc., referred to herein as “Capmark,” to retain approximately $161.9 million in loans and related interest rate swap agreements.  Each of the ten loans in this group has an initial term of twelve months, with one option to renew for an additional twelve months.  The Capmark loans bear interest at a rates ranging from 30-day LIBOR plus 1.40% to 30-day LIBOR plus 1.75%.  In connection with the retention of this group of loans, we would pay Capmark a fee equal to 1% of the retained loan amount.  Finally, we intend to seek the consent of Wells Fargo Real Estate Group, referred to herein as “Wells Fargo,” to retain six loans and their related interest rate swap agreements, with an aggregate loan amount of $96.6 million. We would retain the Wells Fargo loans on their original terms.  These loans have terms of three years, with two one-year renewal options, and bear interest at a rates ranging from LIBOR plus 1.60% to LIBOR plus 2.5%.  In connection with the retention of the Wells Fargo loans, we would pay Wells Fargo a fee equal to 0.25% of the aggregate balance of these loans.  The retention of these loans is a condition of our obligations to complete the merger and is contingent upon certain conditions, and we have not entered into a binding agreement or commitment with any of these lenders.

We intend to borrow $41 million in new monies secured by the Residence Inn in Baltimore, Maryland. As of the date of the October 16 amendment, we had received non-binding term sheets from certain lenders setting forth proposed terms for this loan, which terms and conditions are not substantially different than the terms and conditions of the existing indebtedness described above that we expect to retain in connection with this merger.  We have not entered into a binding agreement with any of the lenders, but will continue discussions with these lenders to finalize the terms of the proposed loans prior to closing.  We are not required to proceed with the merger unless one of these lenders has consented to lend us the funds on terms and conditions consistent with the terms and conditions of its non-binding term sheet.

The October 16 amendment to the merger agreement includes provisions regarding the conditions that must be satisfied or waived before we are obligated to close the transaction.  Specifically, with respect to the existing indebtedness described above, the lenders must have consented to the retention of the indebtedness on the terms summarized above.  Additionally, with respect to the $41 million of new indebtedness, one of the lenders must have agreed to lend us the funds on terms and conditions consistent with the terms of its non-binding term sheet.  As another condition of our obligation to complete the merger, the Embassy Suites hotel in Hunt Valley, Maryland must be fully repaired and open for business prior to closing.

The October 16 amendment specifies that the merger agreement may be terminated by either party if the merger is not consummated by January 31, 2008, which date will be extended for an additional sixty days if (A) the sellers have not delivered certain third party consents or (B) the Embassy Suites hotel in Hunt Valley, Maryland is not yet repaired and open for business, so long as the parties are working diligently and in good faith to cause the unsatisfied conditions in (A) and (B) to be satisfied.  Even if these conditions have been satisfied, however, we have no obligation to close prior to January 31, 2008.

Summary of Hotel Properties.  The following table sets forth, by franchise affiliation, certain information with respect to the hotels that Lodging Master owned as of September 30, 2007:

Property	Year Opened	Number of Rooms
Courtyard Elizabeth (Newark Airport) –Elizabeth, New Jersey	1998	203
Courtyard Ft. Meade –Annapolis Junction, Maryland	2000	140
Courtyard Ft. Worth –Fort Worth, Texas	1999	203
Courtyard UAB Birmingham –Birmingham, Alabama	2001	122
Doubletree Atlanta –Atlanta, Georgia	1985	155
Doubletree Washington, D.C. –Washington, D.C.	1985	220
Embassy Suites Beachwood –Beachwood, Ohio	1989	216
Embassy Suites Hunt Valley –Hunt Valley, Maryland	1985	223
Hampton Inn Denver –Denver, Colorado	2001	148
Hilton Garden Inn Burlington –Burlington, Massachusetts	1971	179
Hilton Garden Inn Colorado Springs –Colorado Springs, Colorado	1999	154
Hilton Garden Inn San Antonio Airport –San Antonio, Texas	1981	117
Hilton Garden Inn Washington, D.C. –Washington, D.C.	2000	300
Hilton Suites Phoenix –Phoenix, Arizona	1989	226
Homewood Suites Houston Galleria –Houston, Texas	2002	162
Hyatt Place Medford –Medford, Massachusetts	2003	158
Marriott Atlanta Century Center –Atlanta, Georgia	1974	287
Marriott Chicago –Chicago, Illinois	1988	113
Residence Inn Baltimore Inner Harbor –Baltimore, Maryland	2001	188
Residence Inn Cambridge –Cambridge, Massachusetts	1999	221
Residence Inn Elizabeth (Newark Airport) –Elizabeth, New Jersey	1998	198
Residence Inn Poughkeepsie –Poughkeepsie, New York	2000	128

Risk Factors

The proposed acquisition of Lodging Master exposes us to additional risks, including the risk described below.  This discussion updates and supplements the discussion contained in our prospectus under the heading “Risk Factors – Risks Related to Our Business,” which begins on page 19 of the prospectus, as previously supplemented:

We need to raise sufficient monies to complete our proposed acquisition of RLJ Urban Lodging Master, LLC.

If we were required to immediately complete the proposed merger with Lodging Master, we may not have sufficient cash on hand to fund the purchase price.  Because the Lodging Master transaction is not scheduled to close until mid-January, we believe we will have sufficient monies to fund the cash portion of the purchase price.  We expect to be able to fund the cash portion from proceeds that we will raise in this offering between now and closing, borrowings secured by approximately $1.7 billion of unencumbered assets that we currently own or by entering into a line of credit, or some combination of the above.  We believe that a substantial amount of the cash portion of the purchase price, or $474 million, will be funded from the proceeds raised in this offering between now and closing.  We have not entered into binding agreements or commitments for any of these borrowings, including the line of credit.  There is no assurance that we will be able to enter into agreements on terms and conditions acceptable to us, if at all.  Also, there is no assurance that we will be able to raise sufficient offering proceeds to fund the cash portion of the purchase price.  If we are unable to raise sufficient monies to pay the purchase price, we will lose our $44.5 million escrow deposit.

Description of Real Estate Assets

This section supplements the discussion contained in the prospectus under the heading “Description of Real Estate Assets,” which begins on page 151 of the prospectus.  Specifically, the tables below provide summary information, by segment, regarding the location, gross leasable area in square feet (“GLA”), where applicable, and character of certain properties acquired between October 11, 2007 and October 18, 2007.  Note that any discussion regarding the potential acquisition of a property or portfolio of properties under the subheading “Potential Acquisitions” will be superseded to the extent that the property or one or more of the properties that make up the portfolio, as the case may be, are acquired.

On October 15, 2007, we, through our wholly owned subsidiary Inland American Winston Hotels, Inc., purchased a fee simple interest in a Hilton Garden Inn hotel, as described in the following table.  This hotel will be operated under a franchise agreement with Hilton and will be managed by Hilton.  We will pay Hilton a property management fee equal to 3.0% of the hotel’s gross revenue, and will pay our Property Manager a monthly oversight fee of up to 1.0% of the hotel’s gross revenue.  In addition, Hilton will have the opportunity to earn an incentive fee in an amount up to 1.0% of the hotel’s gross revenue.  We purchased the hotel for approximately $55 million in cash, and may later borrow monies using the property as collateral.

Lodging Facilities	Manager	Franchisor	Year Constructed or Renovated	Number of Rooms	Room Revenue as of 08/31/07 ($)	Average Daily Rate as of 08/31/07 ($)	% Occupied as of 08/31/07
Hilton Garden Inn –New York, New York	Hilton	Hilton	2007	174	(1)	(1)	(1)

(1)

This hotel had not yet opened for business as of August 31, 2007.  The hotel opened on October 16, 2007.

Financing Transactions

The following subsection supplements the discussion contained in the prospectus under the heading “Description of Real Estate Assets – Financing Transactions,” which begins on page 169 of the prospectus.

Property	Date of Financing	Approximate Amount of Loan ($)	Interest Per Annum	Maturity Date

Seven Palms Apartments	10/16/2007	18,750,000	5.620%	11/01/2017
Bradley Portfolio – Pool C	10/12/2007	38,315,000	6.343%	11/01/2017

(1) This loan is secured by first priority mortgages on four properties from the Bradley Portfolio, located in Kinston, North Carolina; Franklin Park, Illinois; Libertyville, Illinois; and Coloma, Michigan.

Experts

The following discussion supplements the discussion contained in the prospectus under the heading “Experts,” which begins on page 273 of the prospectus.

The combined consolidated financial statements of RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P. as of December 31, 2006 and 2005 and for the two years in the period ended December 31, 2006 and for the period from August 26, 2004 through December 31, 2004 included in this prospectus, as supplemented, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Plan of Distribution

The following information is inserted at the end of the “Plan of Distribution” section on page 251 of our prospectus.

The following table provides information regarding shares sold in both our initial offering and our current follow-on offering as of October 16, 2007.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our Sponsor:	20,000	200,000	-	200,000

Shares sold in the initial offering:	469,598,762	4,695,987,670	493,078,705	4,202,908,965

Shares sold in the follow-on offering:	26,033,086	260,330,860	27,334,741	232,996,120

Shares sold pursuant to our distribution reinvestment plan in the initial offering:	9,720,991	92,349,415	-	92,349,415

Shares sold pursuant to our distribution reinvestment plan in the follow-on offering:	3,055,489	29,027,147	-	29,027,146

Shares repurchased pursuant to our share repurchase program:	(839,342)	(7,763,914)	-	(7,763,914)

	507,588,986	5,070,131,177	520,413,446	4,549,717,731

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of these offerings and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.

Index to Financial Statements

The following financial statements supplement the section entitled “Financial Statements,” which begins on page F-i of the prospectus.  More specifically, the following section provides the required financial statements relating to the proposed acquisition of Lodging Master, as described above.  Lodging Master is 100% owned by RLJ Urban Lodging REIT, LLC and RLJ Urban Lodging REIT (PF#1), LLC, which are respectively owned by RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P. (together referred to as the “RLJ Funds”).   Substantially all of the RLJ Funds’ and the sellers’ assets are held by, and all of their operations are conducted through, Lodging Master or a wholly-owned subsidiary of Lodging Master.  Because the RLJ Funds serve as the ultimate corporate parent of Lodging Master and do not hold any substantial assets outside of this entity, our management believes that it is appropriate to provide the financial statements of the RLJ Funds rather than the entity we propose to acquire.

F-i

Inland American Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the acquisitions had occurred on June 30, 2007.

This unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at June 30, 2007, nor does it purport to represent our future financial position. Pro forma adjustments have been made for the properties that were either purchased subsequent to June 30, 2007, or are expected to be purchased. The pro forma adjustments were made for certain properties in the Bradley Portfolio not purchased as of June 30, 2007, Wickes Furniture, Washington Park Plaza, Lakeport Commons, Gravois Dillon-Phase II, Inland American Communities, University House at UAB (14th Street) - Birmingham, Persis National Portfolio, Penn Park, Streets of Cranberry, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Encino Canyon Apartments, Seven Palms Apartments, McKinney Towne Center Outlots, Atlas Cold Storage Portfolio, The Woodlands Waterway Marriott Hotel & Convention Center, the SunTrust Bank Portfolio and the Company’s acquisition of the RLJ Urban Lodging Fund, Apple Hospitality Five, Inc. and Winston Hotels.  The Company considers the properties expected to be purchased in the Bradley Portfolio, Streets of Cranberry, High Ridge Park I & II, The Woodlands Waterway Marriott Hotel & Convention Center, the SunTrust Bank Portfolio and the Company acquisition of the RLJ Urban Lodging Fund to be probable under Rules 3-05 and 3-14 of Regulation S-X.

Inland American Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

	Historical	Other Pro Forma	Winston Hotels Historical	Winston Hotels Merger Adjustments		Apple Historical	Apple Adjustments	RLJ Historical	RLJ Adjustments
	(A)	Adjustments	(D)	(E)	Subtotal	(B)	(C)	(BB)	(CC)	Pro Forma
Assets
Net investment properties (F) (H) (L) (V) (Z) (DD)	$3,503,297	1,131,193	421,784	328,387	5,384,661	393,469	222,566	552,603	331,119	6,884,418
Assets held for sale	-	-	6,000	5,000	11,000	-	-	-	-	11,000
Cash and cash equivalents (M) (S) (W) (EE) (II)	914,231	(273,467)	70,527	(21,968)	689,323	64	(621,516)	15,813	(476,814)	(393,130)
Restricted cash (Z)	12,992	-	-	-	12,992	5,559	(565)	8,097	-	26,083
Restricted escrows (M)	593,949	-	-	(575,995)	17,954	-	-	-	-	17,954
Investment in marketable securities (O)	323,885	-	-	(12,110)	311,775	-	-	-	-	311,775
Investment in unconsolidated joint ventures (R) (Y)	149,620	113,795	3,938	3,973	271,326	-	-		-	271,326
Accounts and rents receivable, net	28,030	-	2,258	-	30,288	7,017	-	5,086	-	42,391
Notes receivable (K) (U)	239,915	11,456	15,966	-	267,337	-	-	-	-	267,337
Due from related parties	-	-	-	-	-	-	-	-	-	-
Acquired in-place lease intangibles and customer relationship value (net of accumulated amortization)(F) (H)	301,024	75,947	-	-	376,971	-	-	-	-	376,971
Acquired above market lease intangibles (net of accumulated amortization) (F)(H)	11,807	-	-	-	11,807	-	-	-	-	11,807
Loan fees, leasing fees and loan fee deposits (net of accumulated amortization) (AA) (HH)	20,702	(1,744)	-	-	18,958	-	-	1,804	(1,804)	18,958
Other assets (J) (P)	11,647	(1,674)	34,579	(5,296)	39,256	435	-	7,451	-	47,142

Total assets	$6,111,099	1,055,506	555,052	(278,009)	7,443,648	406,544	(399,515)	590,854	(147,499)	7,894,032
Liabilities and Stockholders’ Equity
Mortgages and notes payable (F) (U) (FF)	1,759,325	572,805	235,721	-	2,567,851	4,715	-	398,341	27,659	2,998,566
Accounts payable (Z)	4,208	-	26,637	-	30,845	2,329	(15)	14,730	-	47,889
Accrued offering costs	3,789	-	-	-	3,789	-	-	-	-	3,789
Accrued interest payable	945	-	-	-	945	-	-	1,742	226	2,913
Tenant improvement payable	2,481	-	-	-	2,481	-	-	-	-	2,481
Accrued real estate taxes	17,019	-	-	-	17,019	-	-	-	-	17,019
Distributions payable (T)	21,881	-	1,840	(1,840)	21,881	-	-	-	-	21,881
Security deposits	2,905	-	-	-	2,905	-	-	-	-	2,905
Prepaid rental income and recovery income and other liabilities (Q)	21,015	-	20,000	(20,000)	21,015	-	-	657	-	21,672

Inland American Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

	Historical	Other Pro Forma	Winston Hotels Historical	Winston Hotels Merger Adjustments		Apple Historical	Apple Adjustments	RLJ Historical	RLJ Adjustments
	(A)	Adjustments	(D)	(E)	Subtotal	(B)	(C)	(BB)	(CC)	Pro Forma
Acquired below market lease intangibles (net of accumulated amortization) (F)(H)	39,161	-	-	-	39,161	-	-	-	-	39,161
Restricted cash liability	12,992	-	-	-	12,992	-	-	-	-	12,992
Other financings	55,081	-	-	-	55,081	-	-	-	-	55,081
Due to related parties	2,789	-	-	-	2,789	-	-	-	-	2,789
Deferred income tax	1,506	-	-	-	1,506	-	-	-	-	1,506

Total liabilities	1,945,097	572,805	284,198	(21,840)	2,780,260	7,044	(15)	415,470	27,885	3,230,644

Minority interests	287,338	-	15,503	-	302,841	-	-	-		302,841

Preferred stock (N) (X) (GG)	-	-	37	(37)	-	32,006	(32,006)	57	(57)	-
Common stock (G) (N)	444	51	294	(294)	495	-	-	-	-	495
Additional paid-in capital (net of offering costs for pro forma) (G) (N) (X) (GG)	3,970,440	482,650	352,713	(352,713)	4,453,090	443,666	(443,666)	81,861	(81,861)	4,453,090
Accumulated distributions in excess of net income (I) (N) (X) (GG)	(95,331)	-	(97,693)	97,693	(95,331)	(76,172)	76,172	92,400	(92,400)	(95,331)
Accumulated other comprehensive income (O) (GG)	3,111	-	-	(818)	2,293	-	-	1,066	(1,066)	2,293

Total stockholders’ equity	3,878,664	482,701	255,351	(256,169)	4,360,547	399,500	(399,500)	175,384	(175,384)	4,360,547

Total liabilities and stockholders’ equity	$6,111,099	1,055,506	555,052	(278,009)	7,443,648	406,544	(399,515)	590,854	(148,499)	7,893,032

See accompanying notes to pro forma consolidated balance sheet.

Inland American Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(A)

The historical column represents the Company’s Consolidated Balance Sheet as of June 30, 2007 as filed with the Securities Exchange Commission on Form 10-Q.

(B)

The Apple Historical column represents Apple Hospitality Five, Inc.’s Consolidated Balance Sheet as of June 30, 2007 as filed with the Securities Exchange Commission on Form 10-Q.

(C)

Represents adjustments to record the merger of Apple Hospitality Five, Inc.

(D)

The Winston Hotels Historical column represents Winston Hotels Consolidated Balance Sheet as of June 30, 2007.

(E)

Represents adjustments to record the merger of Winston Hotels.

(F)

The pro forma adjustments reflect the acquisition or anticipated acquisition of the following properties by the Company and its consolidated joint ventures. The Company is obligated under earnout agreements to pay for certain tenant space in its existing properties after the tenant moves into its space and begins paying rent. The mortgages payable represent mortgages obtained from a third party.  No pro forma adjustment has been made for prorations or other closing costs as the amounts are not significant.

	Acquisition	Mortgage
	Price	Payable
Purchases
Bradley Portfolio	$91,961	$74,013
Wickes Furniture	10,486	5,767
Washington Park Plaza	43,500	30,600
Persis National Portfolio	37,474	-
Penn Park	40,000	31,000
Lakeport Commons	55,834	-
Inland American Communities	40,800	-
University House at UAB (14th Street) – Birmingham	30,000	-
Streets of Cranberry	35,400	-
Gravois Dillon-Phase II	2,283	-
Forest Plaza	18,600	2,264
High Ridge Park I & II	12,400	8,700
Hilton University of Florida Hotel & Convention Center-Gainesville	50,000	-
Encino Canyon Apartments	19,600	-
Atlas Cold Storage Portfolio	170,670	-
Seven Palms Apartments	29,600
McKinney Towne Center Outlots	6,641	-
The Woodlands Waterway Marriott Hotel & Convention Center	137,000	89,050
SunTrust Bank Portfolio	374,891	243,679
Villages at Kitty Hawk	-	11,550
AT&T – Cleveland	-	29,242
Pavilions at Hartman Heritage	-	23,450
Lord Salisbury Center	-	12,600
Legacy Crossing	-	10,890
Total	$1,207,140	$572,805

Inland American Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

Allocation of net investments in properties :

Land	$266,368
Building and improvements	864,825
Acquired in-place lease intangibles and customer relationship value	75,947
Acquired above market lease intangibles	-
Acquired below market lease intangibles	-
Total	$1,207,140

Allocations are preliminary and subject to change.

(G)

Additional offering proceeds of $549,492, net of additional offering costs of $66,791 are reflected as received as of June 30, 2007 based on offering proceeds actually received as of October 16, 2007. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

(H)

Acquired intangibles represent above and below market leases and the difference between the property valued with the existing in-place leases and the property valued as if vacant.  The value of the acquired intangibles values will be amortized over the lease term.  Allocations are preliminary and subject to change.

(I)

No pro forma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised by the Company.

(J)

Change in Other assets of $(1,674) represents advance purchase deposits applied to the purchase price of properties purchased as described in (F).

(K)

The pro forma adjustments to notes receivable consist of additional funding on existing installment notes from unrelated parties totaling $11,456.

(L)

The $328,387 adjustment represents the purchase of approximately $421,784 of Winston’s real estate assets plus the difference between the historical cost of Winston’s real estate assets and the estimated fair market value. To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill and amounts are subject to change based on final valuation of the real estate acquired and purchase price allocation.

(M)

The $597,963 adjustment represents the cash paid to Winston for distribution to its shareholders in accordance with the definitive merger agreement including $15.00 per common stock share, $25.38 per share for Series B preferred stock plus accrued dividends and approximately $65,000 in transaction costs, of which approximately $20,000 will be paid to a related party of the Company.

(N)

Elimination of Winston equity accounts consistent with the purchase method of accounting.

(O)

Represents the elimination of investments in Winston common and preferred stock (and the related unrealized gain included in accumulated other comprehensive income) owned by the Company that was redeemed as part of the definitive merger agreement.

(P)

Write off of Winston’s deferred financing and franchise costs which are not assigned any value in the allocation of the merger acquisition cost.

(Q)

The $(20,000) adjustment represents the elimination of Winston’s termination fee liability in accordance with the definitive merger agreement.

(R)

Adjustment to Investment in unconsolidated joint ventures consists of additional fundings to the Lauth Investment Properties, LLC joint venture, the Cobalt Industrial REIT II joint venture, and the D.R. Stephens Institutional Fund, LLC joint venture., and additionally includes fundings to our new unconsolidated joint venture, the Stone Creek Crossing joint venture.  As of October 1, 2007, we had not funded our new unconsolidated joint venture, Net Lease Strategic Assets Fund L.P.

Inland American Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(S)

Pro forma cash proceeds of $(273,467) represent the aggregate cash proceeds received from the issuance of equity and mortgage financings through October 16, 2007 less the proforma net acquisition price of investments in real estate and other ventures.

(T)

Represents accrued dividends that will be paid to Winston shareholders in accordance with the definitive merger agreement.

(U)

The valuations of the acquired Winston notes receivable and mortgages and notes payable are assumed to be at fair value for purposes of purchase price allocation.  This allocation is preliminary and subject to change.

(V)

The $222,566 adjustment represents the purchase of approximately $393,469 of Apple’s real estate assets, less real estate assets sold in the amount of $87,500 subsequent to June 30, 2007, plus the difference between the historical cost of Apple’s real estate assets and the estimated fair market value. To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill and amounts are subject to change based on final valuation of the real estate acquired and purchase price allocation.

(W)

Pro forma cash adjustment of $(621,516) represents cash paid to Apple for distribution to its shareholders in accordance with the definitive merger agreement including $14.05 per common stock unit and transaction costs of approximately $30,000.

(X)

Elimination of Apple equity accounts consistent with the purchase method of accounting.

(Y)

The $3,973 adjustment represents the fair value of Winston’s unconsolidated joint ventures.

(Z)

Elimination of net investment properties, restricted escrows and accounts payable for property sold subsequent to June 30, 2007.

(AA)

Change in loan fees, leasing fees and loan fee deposits (net of accumulated amortization) of $(1,744) represents loan fee deposits applied to the mortgage debt financing as described in (F).

(BB)

The RLJ Historical column represents the RLJ Urban Lodging Fund Combined Consolidated Balance Sheet as of June 30, 2007.  The Company is purchasing a subsidiary of the RLJ Lodging Fund.  Substantially all of the balances and activity of the RLJ Urban Lodging Fund are those of the entity which is being purchased.  All balances and activity related to the portion of the RLJ Urban Lodging Fund that is not being purchased have been eliminated in the RLJ Adjustments column, as described in (CC).

(CC)

Represents adjustments to record the merger of the RLJ Urban Lodging Fund anticipated to occur in January 2008.

(DD)

Represents the purchase of approximately $552,603 of RLJ’s real estate assets, real estate assets of $50,000 purchased subsequent to June 30, 2007, plus the difference between the historical cost of RLJ’s real estate assets and the estimated fair market value. To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill and amounts are subject to change based on final valuation of the real estate acquired and purchase price allocation. This allocation is preliminary and subject to change once the merger has been completed.

(EE)

Pro forma cash adjustment of $(476,814) represents $473,909 paid to RLJ in accordance with the definitive merger agreement and $2,905 in cash of the entity which was not acquired in the purchase.

(FF)

Represents adjustments to reflect only the mortgage debt that is to be assumed by the Company in the acquisition of RLJ of $385,000, including $33,730 related to real estate assets purchased subsequent to June 30, 2007 and additional amounts funded to increase the debt amount on two properties totaling $2,209. We will not assume the debt on one property in the amount of $28,380, however, we plan on placing new debt in the amount of $41,000. RLJ debt is assumed to be at fair value for purposes of purchase price allocation.  This allocation is preliminary and subject to change.

(GG)

Elimination of RLJ equity accounts consistent with the purchase method of accounting.

(HH)

Write off of RLJ’s deferred financing costs which are not assigned any value in the allocation of the merger acquisition cost.  This allocation is preliminary and subject to change.

(II)

We plan on raising at least $393.1 million between now and the merger of the RLJ Urban Lodging Fund in January 2008 which equates to the issuance of at least 39.3 million shares which would not have an effect on our pro forma earnings per share for the year ended December 31, 2006, and would have the effect of decreasing our pro forma earnings per share in the amount of $0.01 per share for the six months ended June 30, 2007. In addition, we do have the option of placing debt on $1.7 billion of unencumbered assets, of which we could borrow the approximately $393.1 million to fund the merger acquisition of the RLJ Urban Lodging Fund. Interest expense related to borrowing of the $393.1 million at an estimated annual interest rate of 6.50% is based on expected borrowing that may be available to the Company would be approximately $25.6 million for the year ended December 31, 2006 and $12.8 million for the six months ended June 30, 2007 and would have the effect of decreasing our pro forma earnings per share in the amount of $0.03 per share for the six months ended June 30, 2007 and $0.05 per share for the year ended December 31, 2006.

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007

(unaudited)

The following unaudited Pro Forma Consolidated Statement of Operations is presented to give effect to the acquisition of the properties indicated in Note B of the Notes to the Pro Forma Consolidated Statement of Operations and the company acquisitions of RLJ Urban Lodging Fund, Apple Hospitality Five, Inc. and Winston Hotels as though they occurred on January 1, 2006 or the date significant operations commenced. Pro Forma adjustments have been made for Washington Park Plaza, Persis National Portfolio, Penn Park, Lakeport Commons, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Encino Canyon Apartments, Seven Palms Apartments, Atlas Cold Storage Portfolio, The Woodlands Waterway Marriott Hotel & Convention Center, the SunTrust Bank Portfolio, the Company’s acquisition of the RLJ Urban Lodging Fund, Apple Hospitality Five, Inc. and Winston Hotels, the properties expected to be purchased in the Bradley Portfolio subsequent to June 30, 2007, and for properties purchased during the first, second and third quarters of 2007.  The Company considers the properties expected to be purchased subsequent to June 30, 2007 in the Bradley Portfolio, Streets of Cranberry, High Ridge Park I & II, The Woodlands Waterway Marriott Hotel & Convention Center, the SunTrust Bank Portfolio, and the company acquisition of the RLJ Urban Lodging Fund as probable under Rules 3-05 and 3-14 of Regulation S-X.  No pro forma adjustments were made for Parkway Centre North Outlot Building B, Wickes Furniture, Lakewood Phase II, Spring Town Center III, Inland American Communities, University House at UAB (14th Street)-Birmingham, Streets of Cranberry, Gravois Dillon Phase II, McKinney Towne Center Outlots and Legacy Crossing as the properties were completed in 2007 and there were no significant operations prior to the Company’s acquisition.

This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the six months ended June 30, 2007, nor does it purport to represent our future results of operations.

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007 (unaudited)

 (Amounts in thousands, except per share amounts)

				Winston
			Winston	Hotels			Apple		RLJ
		Pro Forma	Hotels	Merger		Apple	Merger	RLJ	Merger
	Historical	Adjustments	Historical	Adjustments		Historical	Adjustments	Historical	Adjustments
	(A)	(B)	(E)	(F)	Subtotal	(C)	(D)	(T)	(U)	Pro Forma
Rental income (H)	$115,117	63,706	-	-	178,823	-	-	-	-	178,823
Tenant recovery income	25,704	8,506	-	-	34,210	-	-	-	-	34,210
Other property income	8,940	-	-	-	8,940	-	-	-	-	8,940
Hotel operating income (Q)	-	24,218	95,422	-	119,640	68,956	(8,331)	76,002	-	256,267

Total income	149,761	96,430	95,422	-	341,613	68,956	(8,331)	76,002	-	478,240

General and administrative expenses (Q) (X)	7,588	-	17,026	-	24,614	1,372	(50)	680	(321)	26,295
Property operating expenses (K)	24,423	15,324	-	-	39,747	-	-	-	-	39,747
Hotel operating expense (Q) (S)	-	15,925	80,285	(20,000)	76,210	40,460	(4,852)	43,667	-	155,485
Real estate taxes	15,217	-	-	-	15,217	-	-	3,829	-	19,046
Depreciation and amortization (H) (I) (P) (V)	62,914	30,626	12,372	4,767	110,679	6,811	5,407	11,535	7,768	142,200
Business manager management fee (G)	4,500	-	-	-	4,500	-	-	-	-	4,500

Total expenses	114,642	61,875	109,683	(15,233)	270,967	48,643	505	59,711	7,447	387,273

Operating income (loss)	35,119	34,555	(14,261)	15,233	70,646	20,313	(8,836)	16,291	(7,447)	90,967

Loss on extinguishment of debt	-	-	(3,882)	-	(3,882)	-	-	-	-	(3,882)
Loss on sale of note receivable			(5,322)		(5,322)		-	-	-	(5,322)
Interest and dividend income (O) (W)	37,973	-	3,061	-	41,034	-	-	324	(122)	41,2366
Other income	459	-	-	-	459	-	-	844	-	1,303
Interest expense (L) (M) (Y)	(38,901)	(24,078)	(7,449)	-	(70,428)	(203)	-	(11,722)	(1,356)	(83,709)
Preferred share expense (R)	-	-	-	-	-	(31,982)	31,982	-	-	-
Equity in earnings of unconsolidated entities	751	-	1,384	-	2,135	-	-	-	-	2,135
Fee income from unconsolidated joint ventures	-	-	127	-	127	-	-	-	-	127
Realized gain on securities (N)	5,153	-	-	(248)	4,905	-	-	-	-	4,905

Income (loss) before income tax and minority interest	40,554	10,477	(26,342)	14,985	39,674	(11,872)	23,146	5,737	(8,925)	47,760

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007 (unaudited)

 (Amounts in thousands, except per share amounts)

				Winston
			Winston	Hotels			Apple		RLJ
		Pro Forma	Hotels	Merger		Apple	Merger	RLJ	Merger
	Historical	Adjustments	Historical	Adjustments		Historical	Adjustments	Historical	Adjustments
	(A)	(B)	(E)	(F)	Subtotal	(C)	(D)	(T)	(U)	Pro Forma

Income tax expense	(618)	-	(979)	-	(1,597)	-	-	-	-	(1,597)
Minority interest	(4,794)	(49)	1,213	-	(3,630)	-	-	-	-	(3,630)

Net income (loss) applicable to common shareholders	$35,142	10,428	(26,108)	14,985	34,447	(11,872)	23,146	5,737	(8,925)	42,533

Weighted average number of shares of common stock outstanding, basic and diluted (J)	292,778,653									497,448,976

Net income per share, basic and diluted (J)	.12									.09

See accompanying notes to pro forma consolidated statement of operations.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007

(unaudited)

(A)

The historical information represents the consolidated historical statement of operations of the Company for the six months ended June 30, 2007 as filed with the Securities Exchange Commission.

(B)

Total pro forma adjustments for acquisitions consummated as of October 1, 2007 are as though the properties were acquired January 1, 2006. No pro forma adjustments were made for Parkway Centre North Outlot B, Wickes Furniture, Lakewood Phase II, Spring Town Center III, Gravois Dillon Phase II, Inland American Communities, University House at UAB (14th Street)-Birmingham, Streets of Cranberry, McKinney Towne Center Outlots and Legacy Crossing as the properties were completed in 2007 and there were no significant operations prior to the Company’s acquisition.

Unaudited combined gross income and direct operating expenses presented from January 1, 2006 through the date of acquisition is based on information provided by the Seller for the following properties:

Bradley Portfolio	Pavilions at Hartman Heritage	Worldgate Plaza
ProLogis Properties	Villages at Kitty Hawk	Shops at Riverstone
Shallotte Commons	Northwest Marketplace	Schneider Electric
Six Pines Portfolio	Lakeport Commons	The Market at Hamilton
The Landings at Clear Lake	Citizens Portfolio	Chesapeake Commons
Gravois Dillon I & II	Washington Park Plaza	Crossroads at Chesapeake
Fields Apartment Homes	AT&T – Cleveland	Waterford Place at Shadow
Middleburg Crossings	Lord Salisbury Center	Creek Ranch Apartments
Penn Park	Persis National Portfolio	High Ridge Park I & II
Encino Canyon Apartments Atlas Cold Storage Portfolio	Forest Plaza Seven Palms Apartments	Hilton University of Florida Hotel & Convention Center-Gainesville
	SunTrust Bank Portfolio	The Woodlands Waterway Marriott Hotel & Convention Center

(C)

The historical information represents the consolidated historical statement of operations of Apple Hospitality Five, Inc. for the six months ended June 30, 2007 as filed with the Securities Exchange Commission.

(D)

Represents adjustments to record the merger of Apple Hospitality Five, Inc.

(E)

The historical information represents the consolidated historical statement of operations income (loss) from continuing operations of Winston Hotels for the six months ended June 30, 2007.

(F)

Represents adjustments to record the merger of Winston Hotels.

(G)

No pro forma adjustment has been made related to the business manager management fee as it is assumed that a greater fee would not have been paid as a result of the purchase of these additional properties.

(H)

Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of 30 years for building and improvements, 15 years for site improvements and 5 years for furniture, fixtures, and equipment.  That portion of the purchase price that is allocated to above or below lease intangibles will be amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  Other leasing costs, tenant improvements, in-place lease intangibles and customer relationship values will be amortized on a straight-line basis over the life of the related leases as a component of amortization expense. For the RLJ Urban Lodging Fund merger, the purchase price allocation for pro forma financial statement purposes, are preliminary and may be subject to change subsequent to the completion of the merger.

(I)

To reflect depreciation expense for Winston acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$750,171
Less: Non-depreciable real estate assets	(65,637)
Depreciable real estate assets	$684,534

Depreciation expense for six months	$17,139
Less: Depreciation recorded by Winston	(12,372)
Depreciation expense adjustment	$4,767

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007

(unaudited)

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(J)

The pro forma weighted average shares of common stock outstanding for the six months ended June 30, 2007 was calculated assuming all shares sold to purchase each of the properties were issued on January 1, 2006.

(K)

Management fees are calculated as 4.5% of gross revenues pursuant to the management agreement and are included in property operating expenses.  For the six months ended June 30, 2007, pro forma property operating expenses included management fees of $4,339.

(L)

IARETI has ownership interests in LLC’s which own the eight shopping centers in the Ahold Portfolio, Stop N Shop Hyde, Parkway Centre North, Parkway Centre North Outlot Building B, The Market at Hamilton and Streets of Cranberry.  These entities are considered VIE’s and IARETI is considered the primary beneficiary, therefore, these entities are consolidated.  Since the outside ownership interests are subject to a put/call arrangement requiring settlement for a fixed amount, the LLC’s are treated as 100% owned subsidiary by IARETI with the amount due the outside owners reflected as a financing and included within other financings.  Interest expense is recorded on the liability in an amount generally equal to the preferred return due to the outside owners as provided in the LLC agreements.  For the six months ended June 30, 2007, the pro forma interest expense included other financing interest expense of $4.

(M)

The pro forma adjustments relating to interest expense were based on the following debt terms:

	Principal	Interest	Maturity
	Balance	Rate	Date
Bradley Portfolio (1)	34,479	5.9480%	07/01/2017
Bradley Portfolio (2)	10,500	5.6600%	11/01/2025
Bradley Portfolio (3)	39,534	5.5400%	01/01/2013
ProLogis Properties	32,450	5.5200%	06/01/2017
Shallotte Commons	6,078	5.7650%	06/01/2012
Washington Park Plaza	30,600	5.9200%	05/11/2016
Chesapeake Commons	8,900	5.3810%	06/01/2012
Crossroads at Chesapeake	11,200	5.4050%	06/01/2012
Fields Apartment Homes	18,700	5.3229%	06/01/2017
Schneider Electric	11,000	5.7610%	06/01/2012
Six Pines Portfolio	158,500	5.4100%	06/01/2017
The Market at Hamilton	7,893	5.7700%	06/01/2012
Gravois Dillon I	12,630	5.4950%	07/01/2017
Worldgate Plaza	59,950	5.5240%	07/01/2017
C&S Portfolio	82,500	5.4809%	04/01/2037
State Street Market	10,450	5.6230%	03/11/2012
Northwest Marketplace	19,965	5.5570%	07/01/2017
Pavilions at Hartman Heritage	23,450	5.5950%	07/01/2017
Waterford Place at Shadow Creek Ranch Apartments	16,500	5.5100%	07/11/2017
Penn Park	31,000	5.8800%	01/02/2017
Forest Plaza	2,264	5.7500%	04/01/2015
High Ridge Park I & II	8,700	5.6200%	05/01/2015
Villages of Kitty Hawk	11,550	5.6860%	09/01/2017
AT&T - Cleveland	29,242	6.1300%	08/11/2037
Lord Salisbury Center	12,600	5.4460%	09/01/2017
The Woodlands Waterway Marriott Hotel & Convention Center	89,050	6.500%	* TBA
SunTrust Bank Portfolio	243,679	6.500%	* TBA

* Properties have not yet been acquired, so no maturity date is available.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007
(unaudited)

(N)

Represents the elimination of realized gain on Winston common stock sold by the Company.

(O)

No pro forma adjustment has been made to interest income for the notes receivable additions.

(P)

To reflect depreciation expense for Apple acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$616,035
Less: Non-depreciable real estate assets	(92,405)
Depreciable real estate assets	$523,630

Depreciation expense for six months	$12,218
Less: Depreciation recorded by Apple	(6,811)
Depreciation expense adjustment	$5,407

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(Q)

Pro forma adjustments represent operations, distributed proceeds from the sale and reduction in Apple’s advisory fee for the property sold subsequent to June 30, 2007.

(R)

The adjustment of $31,982 represents the elimination of Apple's Series B preferred share expense.  The Series B preferred shareholders were paid off prior to the Company’s acquisition.

(S)

The adjustment of $(20,000) represents the elimination of Winston’s termination fee expense in accordance with the definitive merger agreement.

(T)

The historical information represents the combined consolidated historical statement of operations income from continuing operations of the RLJ Urban Lodging Fund for the six months ended June 30, 2007.  The Company is purchasing a subsidiary of the RLJ Lodging Fund.  Substantially all of the balances and activity of the RLJ Lodging Fund are those of the entity which is being purchased.  All balances and activity related to the portion of the RLJ Lodging Fund that is not being purchased have been eliminated in the RLJ Adjustments column.

(U)

Represents adjustments to record the merger of the RLJ Urban Lodging Fund anticipated to occur in January 2008.

(V)

To reflect depreciation expense for RLJ acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$883,722
Less: Non-depreciable real estate assets	(135,511)
Depreciable real estate assets	$748,211

Depreciation expense for six months	$19,303
Less: Depreciation recorded by RLJ	(11,535)
Depreciation expense adjustment	$7,768

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(W)

Represents the adjustment for interest income on cash of the entity not assumed by the Company in the purchase of the RLJ Urban Lodging Fund.

(X)

The RLJ Urban Lodging Fund adjustment relates to deal pursuit costs written-off in the period.

(Y)

The pro forma adjustments relating to RLJ Urban Lodging Fund's interest expense were based on assumed debt of approximately $385,000. Of the assumed debt, approximately $125,300 is subject to fixed interest rates ranging from 5.41% to 6.93% and $259,700 is subject to variable interest rates that are effectively fixed by swap rate agreements. At the time of the merger, we will be placing approximately $41,000 of new financing on one of the hotels at an estimated interest rate of 6.40%.

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

The following unaudited Pro Forma Consolidated Statement of Operations is presented to give effect to the acquisition of the properties indicated in Notes B and C of the Notes to the Pro Forma Consolidated Statement of Operations and the Company acquisition of the RLJ Urban Lodging Fund, Apple Hospitality Five, Inc. and Winston Hotels as though they occurred on January 1, 2006 or the date significant operations commenced. Pro Forma adjustments have been made for the Bradley Portfolio, Washington Park Plaza, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Persis National Portfolio, Penn Park, Lakeport Commons, Encino Canyon Apartments, Seven Palms Apartments, Atlas Cold Storage Portfolio, The Woodlands Waterway Marriott Hotel & Convention Center, the SunTrust Bank Portfolio, the Company’s acquisition of the RLJ Urban Lodging Fund, Apple Hospitality Five, Inc. and Winston Hotels and for properties purchased during 2006 and the first, second and third quarters of 2007.  The Company considers the properties expected to be purchased in the Bradley Portfolio subsequent to June 30, 2007, Streets of Cranberry, High Ridge Park I & II, The Woodlands Waterway Marriott Hotel & Convention Center, the SunTrust Bank Portfolio, and the company acquisition of the RLJ Urban Lodging Fund as probable under Rules 3-05 and 3-14 of Regulation S-X.  No pro forma adjustments were made for Brooks Corner, The Plaza at Eagle’s Landing, Parkway Centre North I, Parkway Centre North – Outlot Building B, The Shops at Sherman Plaza, New Forest Crossing II, Wickes Furniture, Spring Town Center III, Legacy Crossing, Gravois Dillon-Phase II, Inland American Communities, University House at UAB (14th Street)-Birmingham, Streets of Cranberry, McKinney Towne Center Outlots, or Lakewood Phase II as the properties were completed in 2006 or 2007 and there were no significant operations prior to the Company’s acquisition.

This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 2006, nor does it purport to represent our future results of operations.

 Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006 (unaudited)
(Amounts in thousands, except per share amounts)

					Winston
				Winston	Hotels			Apple		RLJ
		Pro Forma	Pro Forma	Hotels	Merger		Apple	Merger	RLJ	Merger
	Historical	Adjustments	Adjustments	Historical	Adjustments		Historical	Adjustments	Historical	Adjustments
	(A)	(B)	(C)	(F)	(G)	Subtotal	(D)	(E)	(R)	(S)	Pro Forma
Rental income (I)	$98,419	49,251	182,387	-	-	330,057	-	-	-	-	330,057
Tenant recovery income	21,547	12,397	31,177	-	-	65,121	-	-	-	-	65,121
Other property income	3,236	-	-	-	-	3,236	-	-	-	-	3,236
Hotel operating income (Q)	-	-	45,678	165,883	-	211,561	125,369	(14,830)	129,453	-	451,553

Total income	123,202	61,648	259,242	165,883	-	609,975	125,369	(14,830)	129,453	-	849,967

General and administrative expenses (Q) (V)	7,613	-	-	11,343	-	18,956	3,274	(200)	1,112	(155)	22,997
Business manager management fee (H)	2,400	-	-	-	-	2,400	-	-	-	-	2,400
Property operating expenses (L)	20,951	19,834	44,989	-	-	85,774	-	-	-	-	85,774
Hotel operating expenses (Q)	-	-	30,905	99,206	-	130,111	75,607	(10,938)	78,805	-	273,585
Real estate taxes	11,840		-	7,016	-	18,856	-	-	6,420	-	25,276
Depreciation and amortization (I) (J) (P) (T)	49,681	25,682	91,868	22,056	12,222	201,509	12,856	11,580	17,737	20,869	264,551

Total expenses	92,485	45,516	167,762	139,621	12,222	457,606	91,737	442	104,084	20,714	674,583

Operating income (loss)	30,717	16,132	91,480	26,262	(12,222)	152,369	33,632	(15,272)	25,369	(20,714)	175,384

Loss on extinguishment of debt	-	-	-	(3,961)	-	(3,961)	-	-	-	-	(3,961)
Interest, dividend and other income (O) (U)	23,289	-	-	8,694	-	31,983	185	-	599	(324)	32,443
Other income (expense)	(28)	-	-	-	-	(28)	241	-	1,641	-	1,854
Interest expense (M) (N) (W)	(31,553)	(16,909)	(74,040)	(17,553)	-	(140,055)	(292)	-	(21,719)	(2,522)	(164,588)
Equity in earnings of unconsolidated entities	13	-	-	86	-	99	-	-	-	-	99
Fee income from unconsolidated joint ventures	-	-		227	-	227	-	-	-	-	227
Realized gain on securities	4,096	-	-	-	-	4,096	-	-	-	-	4,096

Net income (loss) before income taxes and minority interest	26,534	(777)	17,440	13,755	(12,222)	44,730	33,766	(15,272)	5,890	(23,560)	45,554

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006 (unaudited)
(Amounts in thousands, except per share amounts)

					Winston
				Winston	Hotels			Apple		RLJ
		Pro Forma	Pro Forma	Hotels	Merger		Apple	Merger	RLJ	Merger
	Historical	Adjustments	Adjustments	Historical	Adjustments		Historical	Adjustments	Historical	Adjustments
	(A)	(B)	(C)	(F)	(G)	Subtotal	(D)	(E)	(R)	(S)	Pro Forma

Income tax expense	(1,393)	-	-	(1,890)	-	(3,283)	-	-	-	-	(3,283)
Minority interest	(24,010)	-	(1,326)	(733)	-	(26,069)	-	-	-	-	(26,069)

Net income (loss) applicable to common shareholders	$1,131	(777)	16,114	11,132	(12,222)	15,378	33,766	(15,272)	5,890	(23,560)	16,202

Weighted average number of shares of common stock outstanding, basic and diluted (K)	68,374,630										497,448,976

Net income per share, basic and diluted (K)	.02										.03

See accompanying notes to pro forma consolidated statement of operations.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

(A)

The historical information represents the consolidated historical statement of operations of the Company for the year ended December 31, 2006 as filed with the Securities Exchange Commission.

(B)

Total pro forma adjustments for expected acquisitions and acquisitions consummated as of October 1, 2007 by the Company and its consolidated joint ventures are as though the properties were acquired January 1, 2006.

Audited combined gross income and direct operating expenses as prepared in accordance with Rule 3-14 of Regulation S-X includes the following acquired properties:

Shops at Riverstone	Pavilions at Hartman Heritage
Six Pines Portfolio	ProLogis Properties
Worldgate Plaza	Waterford Place at Shadow Creek Ranch
Lakeport Commons	Fields Apartment Homes
Persis National Portfolio	Penn Park

(C)

Total pro forma adjustments for acquisitions consummated as of October 1, 2007 are as though the properties were acquired January 1, 2006. No pro forma adjustments were made for Brooks Corner, The Plaza at Eagle’s Landing, Parkway Centre North I, Parkway Centre North – Outlot Building B, The Shops at Sherman Plaza, New Forest Crossing II, Wickes Furniture, Spring Town Center III, Lakewood Phase II, Gravois Dillon-Phase II, Inland American Communities, Streets of Cranberry, University House at UAB (14th Street)-Birmingham, McKinney Towne Center Outlots or Legacy Crossing as the properties were completed in 2006 and 2007 and there were no significant operations prior to the Company’s acquisition.

Unaudited combined gross income and direct operating expenses presented from January 1, 2006 through December 31, 2006 is based on information provided by the Seller for the following properties:

Southgate Apartments	The Market at Hilliard	Washington Mutual
Canfield Plaza	Dulles Executive Plaza	Hyde Park Stop N Shop
Shakopee Shopping Center	IDS Center	Lakewood Mall I
Ahold Portfolio	Bradley Portfolio	New Quest Portfolio
Lincoln Mall	Lincoln Village	(properties purchased in 2006)
Monadnock Marketplace	Chesapeake Commons	Buckhorn Plaza
Thermo Process Systems	Crossroads at Chesapeake Commons	AT&T – St. Louis
Fabyan Randall	The Market at Hamilton	Schneider Electric
State Street Market	The Landings at Clear Lake	C & S Portfolio
Shallotte Commons	AT&T – Cleveland	Citizens Portfolio
Northwest Marketplace	Villages of Kitty Hawk	Washington Park Plaza
Gravois Dillon I	Middleburg Crossings	Lord Salisbury Center
Forest Plaza	High Ridge Park I & II	Encino Canyon Apartments
Atlas Cold Storage Portfolio	Seven Palms Apartments	Hilton University of Florida Hotel and Convention Center-Gainesville
SunTrust Bank Portfolio	The Woodlands Waterway Marriott Hotel & Convention Center

(D)

The historical information represents the consolidated historical statement of operations of Apple Hospitality Five, Inc. for the year ended December 31, 2006 as filed with the Securities Exchange Commission.

(E)

Represents adjustments to record the merger of Apple Hospitality Five, Inc.

(F)

The historical information represents Winston Hotel’s consolidated historical statement of operations for the year ended December 31, 2006 as filed with the Securities Exchange Commission.

(G)

Represents adjustments to record the merger of Winston Hotels.

(H)

No pro forma adjustment has been made related to the business manager management fee as it is assumed that a greater fee would not have been paid as a result of the purchase of these additional properties.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

(I)

Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of 30 years for building and improvements, 15 years for site improvements and 5 years for furniture, fixtures and equipment.  That portion of the purchase price that is allocated to above or below lease intangibles will be amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  Other leasing costs, tenant improvements, in-place lease intangibles and customer relationship values will be amortized on a straight-line basis over the life of the related leases as a component of amortization expense.

(J)

To reflect depreciation expense for Winston acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$750,171
Less: Non-depreciable real estate assets	(65,637)
Depreciable real estate assets	$684,534

Depreciation expense for twelve months	$34,278
Less: Depreciation recorded by Winston	(22,056)
Depreciation expense adjustment	$12,222

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(K)

The pro forma weighted average shares of common stock outstanding for the year ended December 31, 2006 was calculated assuming all shares sold to purchase each of the properties were issued on January 1, 2006.

(L)

Management fees are calculated as 4.5% of gross revenues pursuant to the management agreement and are included in property operating expenses.  For the twelve months ended December 31, 2006, pro forma property operating expenses included management fees of $16,496.

(M)

IARETI has ownership interests in LLC’s which own or will own in the future the eight shopping centers in the Ahold Portfolio and Stop N Shop Hyde Park, The Market at Hamilton and Streets of Cranberry.  These entities are considered VIE’s and IARETI is considered the primary beneficiary, therefore, these entities are consolidated.  Since the outside ownership interests are subject to a put/call arrangement requiring settlement for a fixed amount, the LLC’s are treated as 100% owned subsidiary by IARETI with the amount due the outside owners reflected as a financing and included within other financings.  Interest expense is recorded on the liability in an amount generally equal to the preferred return due to the outside owners as provided in the LLC agreements.  For the twelve months ended December 31, 2006, the interest expense included other financing interest expense of $1,069.

(N)

The pro forma adjustments relating to interest expense were based on the following debt terms:

	Principal	Interest	Maturity
	Balance	Rate	Date
Sherman Town Center	38,449	4.9500%	07/01/2014
Spring Town Center I & II	7,629	4.8700%	01/01/2015
Eldridge Lakes Town Center	7,504	4.8800%	12/01/2014
CyFair Town Center	5,673	4.8300%	12/01/2014
Hyde Park Stop N Shop	8,100	5.2450%	02/01/2013
Lakewood Mall I	11,715	6.0100%	04/01/2024
Monadnock Marketplace	26,785	4.8800%	03/01/2013
Thermo Process Facility	8,201	5.2400%	03/11/2031
Southgate Apartments	10,725	5.4130%	05/01/2016
Shakopee Center	8,800	5.3000%	07/01/2011

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

Ahold Portfolio 1	41,456	5.1400%	08/11/2011
Ahold Portfolio 2	35,497	5.1700%	08/01/2013
Canfield Plaza	7,575	5.2200%	09/01/2013
Fabyan Randall Plaza	13,400	5.3750%	11/01/2013
Dulles Executive Office Plaza	68,750	5.8510%	09/01/2016
IDS Center	161,000	5.0000%	01/10/2010
Bradley Portfolio (1)	227,430	6.1130%	11/01/2016
Bradley Portfolio (2)	10,500	5.6627%	11/01/2025
Bradley Portfolio (3)	39,534	5.5400%	01/01/2013
Lincoln Mall	33,835	5.0000%	09/01/2013
Buckhorn Plaza	9,025	5.9930%	12/01/2016
The Market at Hilliard	11,220	5.9630%	12/01/2016
State Street Market	10,450	5.6230%	03/11/2012
ProLogis Properties	32,450	5.5200%	06/01/2017
Shallotte Commons	6,078	5.7650%	06/01/2012
Washington Park Plaza	30,600	5.9200%	05/11/2016
Chesapeake Commons	8,900	5.3810%	06/01/2012
Crossroads at Chesapeake	11,200	5.4050%	06/01/2012
Fields Apartment Homes	18,700	5.3229%	06/01/2017
Schneider Electric	11,000	5.7610%	06/01/2012
Six Pines Portfolio	158,500	5.4100%	06/01/2017
The Market at Hamilton	7,893	5.7700%	06/01/2012
Lakeview Technology Center I	14,470	4.9000%	02/11/2011
Bridgeside Point	17,325	5.2000%	02/11/2031
Triangle Center	23,600	4.8300%	03/01/2011
Lincoln Village	22,035	5.3210%	12/01/2016
Washington Mutual	20,115	5.9430%	12/01/2016
AT&T-St. Louis	112,695	5.3430%	01/01/2037
C&S Portfolio	82,500	5.4800%	04/01/2037
Gravois Dillon I	12,630	5.4950%	07/01/2017
Worldgate Plaza	59,950	5.2700%	07/01/2017
Northwest Marketplace	19,965	5.5570%	07/01/2017
Pavilions at Hartman Heritage	23,450	5.5950%	07/01/2017
Waterford Place at Shadow Creek Ranch Apartments	16,500	5.5100%	07/11/2017
Penn Park	31,000	5.8800%	01/05/2007
Forest Plaza	2,264	5.7500%	04/01/2015
High Ridge Park I & II	8,700	5.6200%	05/01/2015
Villages at Kitty Hawk	11,550	5.6860%	09/01/2017
AT&T - Cleveland	29,242	6.1300%	08/11/2037
Lord Salisbury Center	12,600	5.4460%	09/01/2017
The Woodlands Waterway Marriott Hotel & Convention Center	89,050	6.5000%	* TBA
SunTrust Bank Portfolio	243,679	6.5000%	* TBA

(O)

 No pro forma adjustment has been made to interest income for the notes receivable additions.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

(P)

To reflect depreciation expense for Apple acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$616,035
Less: Non-depreciable real estate assets	(92,405)
Depreciable real estate assets	$523,630

Depreciation expense for twelve months	$24,436
Less: Depreciation recorded by Apple	(12,856)
Depreciation expense adjustment	$11,580

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(Q)

Pro forma adjustments represent operations and the reduction in Apple’s advisory fee for the property sold subsequent to

June 30, 2007.

(R)

The historical information represents the RLJ Urban Lodging Fund’s combined consolidated historical statement of operations income (loss) from continuing operations for the year ended December 31, 2006.  The Company is purchasing a subsidiary of the RLJ Lodging Fund.  Substantially all of the balances and activity of the RLJ Lodging Fund are those of the entity which is being purchased.  All balances and activity related to the portion of the RLJ Lodging Fund that is not being purchased have been eliminated in the RLJ Adjustments column.

(S)

Represents adjustments to record the merger of the RLJ Urban Lodging Fund anticipated to occur in January 2008.

(T)

To reflect depreciation expense for the RLJ Urban Lodging Fund acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$883,722
Less: Non-depreciable real estate assets	(135,511)
Depreciable real estate assets	$748,211

Depreciation expense for twelve months	$38,606
Less: Depreciation recorded by RLJ	(17,737)
Depreciation expense adjustment	$20,869

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(U)

Represents the adjustment for interest income on cash of the entity not assumed by the Company in the purchase of the RLJ Urban Lodging Fund.

(V)

The RLJ adjustment relates to deal pursuit costs written-off in the period.

(Z)

The pro forma adjustments relating to RLJ Urban Lodging Fund's interest expense were based on assumed debt of approximately $385,000. Of the assumed debt, approximately $125,300 is subject to fixed interest rates ranging from 5.41% to 6.93% and $259,700 is subject to variable interest rates that are effectively fixed by swap rate agreements. At the time of the merger, we will be placing approximately $41,000 of new financing on one of the hotels at an estimated interest rate of 6.40%.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Financial Statements

For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004

TABLE OF CONTENTS

Page(s)

Report of Independent Auditors	F-21

Combined Consolidated Financial Statements

Combined Consolidated Balance Sheets as of December 31, 2006 and 2005	F-22

Combined Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004	F-23

Combined Consolidated Statements of Changes in Partners’ Equity (Deficit)	F-24
for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004

Combined Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004	F-25

Notes to Combined Consolidated Financial Statements	F-27

Report of Independent Auditors

To the Partners of

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, of changes in partners’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F.#1), L.P. (collectively the “RLJ Funds”) at  December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the RLJ Funds’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
McLean, VA
March 23, 2007

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Balance Sheets December 31, 2006 and 2005

(Dollars in thousands )

	December 31,
	2006	2005
Assets
Investment in hotel properties, net	$ 514,732	$550,454 550,454
Hotels held for sale or sold	328	9,264
Cash and cash equivalents	20,023	15,657
Restricted cash reserves	8,897	5,904
Hotel receivables, net of allowance of $35 and $191, respectively rerespectiveresperespectively	3,184	5,514
respectively
Deferred financing costs, net	2,059	2,481
Prepaid expenses and other assets	4,851	6,018
Total assets	$ 554,074	$595,292 595,292
Liabilities and Partners’ Equity
Borrowings under credit facility	$ 1,696	$9,500 9,500
Mortgage loans	350,196	363,699
Liabilities of hotels held for sale or sold	156	408
Accounts payable and accrued expense	15,826	16,819
Advance deposits	372	233
Accrued interest	1,711	1,822
Total liabilities	369,957	392,481
Partners’ Equity
Partners’ capital	96,435	200,666
Series A preferred shares, no par value, 12.5%, 220 shares authorized,
authorized, issued and outstanding	57	57
Accumulated other comprehensive income	1,084	1,860
Retained earnings	86,541	228

Total partners’ equity	184,117	202,811

Total liabilities and partners’ equity	$ 554,074	$595,292

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Statements of Operations For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004(Dollars in thousands)

			For the period from
	For the years ended		August 26, 2004 through
	December 31,		December 31,
	2006	2005	2004
Revenue
Hotel operating revenue
Room revenue	$ 108,854	$ 35,318	$ 768
Food and beverage revenue	15,569	8,719	537
Other operating department revenue	5,030	1,823	51
Total hotel operating revenue	129,453	45,860	1,356
Other income	1,543	559	-
Total revenue	130,996	46,419	1,356
Expense
Hotel operating expense
Room	23,771	8,777	281
Food and beverage	11,726	6,793	441
Other direct	2,772	804	25
Other indirect	40,536	15,149	434
Total hotel operating expense	78,805	31,523	1,181
Depreciation and other amortization	17,737	5,414	205
Real estate and personal property tax, ground rent and insurance	6,420	2,239	74
General and administrative	1,122	766	100
Organization costs	-	-	857
Total operating expense	104,084	39,942	2,417
Operating income	26,912	6,477	(1,061)
Other income	98	(58)	-
Interest income	599	194	-
Interest expense	(21,719)	(8,397)	(483)
Income (loss) before discontinued operations	5,890	(1,784)	(1,544)
Income from discontinued operations including 2006 gain on sale of $76,418	80,437	3,685	(116)
Net income	86,327	1,901	(1,660)
Distributions to preferred shareholders	(14)	(13)	-
Net income available to partners	$ 86,313	$ 1,888	$ (1,660)

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Statements of Changes in Partners’ Equity (Deficit) For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands)

	Partners’ capital	Preferred shares	Accumulated other comprehensive income	Retained earnings (deficit)	Total partners’ equity (deficit)

Balance at August 26, 2004	$ -	$ -	$ -	$ -	$ -
Unrealized gain on interest rate derivatives	-	-	359	-	359
Net loss	-	-	-	(1,660)	(1,660)
Balance at December 31, 2004	$ -	$ -	$ 359	$ (1,660)	$ (1,301)

Components of comprehensive income:
Net income	-	-	-	1,901	1,901
Net unrealized gain on interest
rate derivatives	-	-	1,501	-	1,501
Total comprehensive income			1,860		3,402
Partners’ contributions	204,227	-	-	-	204,227
Partners’ distributions	(3,561)	-	-	-	(3,561)
Issuance of preferred shares, net of
offering costs of $53	-	57	-	-	57
Distributions to preferred
shareholders	-	-	-	(13)	(13)
Balance at December 31, 2005	$ 200,666	$ 57	$ 1,860	$ 228	$ 202,811

Components of comprehensive income:
Net income	-	-	-	86,327	86,327
Reclassification adjustment
for gains included in net income	-	-	98	-	98
Net unrealized loss on interest
rate derivatives	-	-	(874)	-	(874)
Total comprehensive income			1,084		85,551
Partners’ contributions	53,200	-	-	-	53,200
Partners’ distributions	(157,431)	-	-	-	(157,431)
Distributions to preferred
shareholders	-	-	-	(14)	(14)
Balance at December 31, 2006	$ 96,435	$ 57	$ 1,084	$ 86,541	$ 184,117

he accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Statements of Cash Flows For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands)

			For the period
	For the year ended		From August 24
	December 31,		Through December 31
	2006	2005	2004
Cash flows from operating activities
Net income (loss)	$ 86,327	$ 1,901	$(1,660)
Adjustments to reconcile net income to cash flow
provided by (used in) operating activities
Gain on sale of properties	(76,418)	-	-
Depreciation and amortization	20,189	8,879	422
Amortization of deferred financing costs	1,545	665	62
Unrealized gain (loss) on interest rate swaps	(98)	58	-
Changes in assets and liabilities:
Hotel receivables, net	2,878	(3,102)	(222)
Prepaid expenses and other Assets	895	1,326	(1,427)
Accounts payable and accrued expenses	(3,844)	(6,814)	677
Due to affiliates	-	(41)	41
Funding of real estate tax and insurance escrows	(598)	(1,038)	-
Proceeds of real estate tax and insurance escrows	4,447	1,817	-
Advance deposits	348	(78)	48
Accrued interest	433	1,228	540
Net cash flow provided by (used in) operating activities	36,104	4,801	(1,519)
Cash flows from investing activities
Acquisition of hotel properties, net of cash acquired	(88,652)	(408,209)	(122,126)
Improvements and additions to hotel properties	(35,670)	(5,360)	(206)
Proceeds from sale of properties	225,980	-	-
Funding of restricted cash reserves	(17,661)	(3,492)	(99)
Proceeds from restricted cash reserves	10,498	482	-
Net cash flow provided by (used in) investing activities	94,495	(416,579)	(122,431)
Cash flows from financing activities
Borrowings under credit facility	82,645	139,150	49,975
Repayment under credit facility	(90,449)	(179,625)	-
Proceeds from mortgage loans	98,276	266,712	77,700
Payment of mortgage principal	(111,778)	(29)	-
Proceeds from partner contributions	53,200	204,227	-
Payment of limited partner distributions	(157,431)	(3,561)	-
Net proceeds from issuance of preferred shares	-	57	-
Payment of preferred shareholder distributions	(14)	(13)	-
Payment of deferred financing costs	(682)	(2,085)	(1,123)
Net cash flow (used in) provided by financing activities	(126,233)	424,833	126,552
Net change in cash and cash equivalents	4,366	13,055	2,602
Cash and cash equivalents, beginning of period	15,657	2,602	-
Cash and cash equivalents, end of period	$ 20,023	$15,657	$2,602

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands, except per share data)

1.

Organization

RLJ Urban Lodging Funds (the “RLJ Funds”) comprises RLJ Urban Lodging Fund, L.P. (the “Initial Fund”), which was formed in the state of Delaware on August 26, 2004, and RLJ Urban Lodging Fund (P.F. #1), L.P. (the “Parallel Fund”), which was formed in the state of Delaware on November 4, 2004. The General Partner of the RLJ Funds is RLJ Capital Partners, LLC (the “General Partner”), a Delaware corporation. The RLJ Funds will continue until October 22, 2011, unless sooner dissolved pursuant to the terms of the Partnership Agreements or by operation of law. The terms of the partnerships may be extended one year by the General Partner with the consent of the limited partners.

The RLJ Funds were formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels and compact full-service hotels serving urban markets in the United States of America, Canada and Puerto Rico. The Parallel Fund was organized to operate identically to the Initial Fund, sharing ratably in all investments. The Initial Fund and the Parallel Fund are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Urban Lodging Master, LLC (the “Master Company”).

The Initial Fund owns a 100% interest in RLJ Urban Lodging REIT, LLC (the “Initial REIT”). The Initial REIT is a real estate investment trust (“REIT”) as defined in the Internal Revenue Code (the “Code”). The Parallel Fund owns a 100% interest in RLJ Urban Lodging REIT (P.F. #1), LLC (the “Parallel REIT”). The Parallel REIT is a real estate investment trust as defined in the Code. The Initial REIT and the Parallel REIT are collectively referred to as the “Investment REITs.”

Each investment made by the RLJ Funds is made through the Investment REITs. The Investment REITs make investments through the Master Company, which was organized in the state of Delaware on November 16, 2004. The Initial REIT and the Parallel REIT each own a percentage of the Master Company in proportion to the capital contributions made to the Initial Fund and the Parallel Fund, respectively. Together, the Investment REITs own a 100% interest in the Master Company. Substantially all of the RLJ Funds’ and Investment REITs’ assets are held by, and all of their operations are conducted through, the Master Company or a wholly-owned subsidiary of the Master Company.

The RLJ Funds had no operations prior to October 22, 2004, at which time the Amended and Restated Limited Partnership Agreement of RLJ Urban Lodging Fund, L.P. (the “LP Agreement”) became effective. On December 1, 2004, the Amended and Restated Limited Partnership Agreement of RLJ Urban Lodging Fund, L.P. (P.F. #1) (the “LP PF1 Agreement”) became effective. Collectively, both agreements are referred to as the “LP Agreements.” On December 17, 2004, March 31, 2005 and April 5, 2005 (final close), the Initial Fund completed subsequent closings, admitting additional limited partners to the partnership.

As of December 31, 2006, the RLJ Funds owned interests in 18 hotels with 3,364 suites/rooms located in Alabama, Arizona, Colorado, Georgia, Illinois, Maryland, Massachusetts, New York, Ohio, Texas and the District of Columbia. The RLJ Funds, through wholly-owned subsidiaries, own 100% equity interests in all of the hotels. All of the hotels are leased to the Master Company’s taxable REIT subsidiary, RLJ Urban Lodging REIT Sub, Inc. (the “REIT Sub”), or a wholly-owned subsidiary of the REIT Sub. Each hotel is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands, except per share data)

(ii) a percentage rent based on hotel revenues. An independent hotel operator manages each hotel. Lease revenue from the REIT Sub and its wholly-owned subsidiaries is eliminated in consolidation.

2.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The combined consolidated financial statements include the accounts of the RLJ Funds and their wholly-owned subsidiaries (the Investment REITs, the Master Company and its subsidiaries and the REIT Sub and its subsidiaries). All significant inter-company balances and transactions have been eliminated in consolidation.

The Initial Fund and the Parallel Fund are separate entities that do not have ownership interest in each other but are under the common control of the General Partner and, likewise, the Initial REIT and the Parallel REIT are separate companies that do not have ownership interest in each other. The consolidated financial statements of the Initial Fund and the Parallel Fund have been combined based on their common control and to provide useful information regarding the combined and shared businesses and operations of the RLJ Funds.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Approximately 99% to 100% of the RLJ Funds’ revenue comprises hotel operating revenue, such as room revenue, food and beverage revenue and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales and occupancy taxes collected from guests. All rebates or discounts are recorded as a reduction in revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the hotels. All revenues are recorded on an accrual basis as earned. Appropriate allowances are made for doubtful accounts and are recorded as bad debt expense. Cash received prior to guest arrival is recorded as an advance from the guest and recognized as revenue at the time of occupancy. The remaining revenue is from guaranteed payments pursuant to certain management agreements. For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the RLJ Funds earned approximately $1.5 million, $559 and zero, respectively, from Marriott International related to certain provisions in the management agreement for the Residence Inn by Marriott Boston/Cambridge hotel that guarantees a certain return to the RLJ Funds for a three year period ending in November, 2008.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands, except per share data)

Incentive payments received pursuant to entry into management agreements are deferred and amortized into income over the life of the respective agreements. For the year ended December 31, 2005, the RLJ Funds received incentive payments of approximately $3.3 million related to purchasing hotels and entering into or amending management agreements with Marriott International for management of the Residence Inn by Marriott Boston/Cambridge and the Residence Inn Poughkeepsie hotels, which will be recognized over the remaining terms of the management agreements. As of December 31, 2006 and 2005, the amounts remaining to be recognized are $3.1 million and $3.3 million, respectively. The RLJ Funds received no incentive payments during the year ended December 31, 2006.

Fair Value of Financial Instruments

Fair value is determined by using available market information and appropriate valuation methodologies. The RLJ Funds’ financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, borrowings under the credit facility, mortgage loans, swaps and caps. Due to their short maturities, cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at amounts that reasonably approximate fair value. As borrowings under the credit facility and the variable rate mortgages bear interest at variable market rates, carrying values approximate market value at December 31, 2006 and 2005. Fair value of interest rate swaps and caps are estimated at amounts that the RLJ Funds would receive or pay to terminate the agreements at the reporting dates, taking into consideration interest rates and the credit worthiness of the counter parties. At December 31, 2006 and 2005, the market value of the fixed rate mortgages approximated fair value as the interest rates associated with the borrowings approximated the market rate available for similar types of borrowing arrangements for the RLJ Funds.

Investment in Hotel Properties

Hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment and inventory. The RLJ Funds allocate the purchase price among these asset classes based on their respective fair values in accordance with Statement of Financial Accounting Standards, or SFAS, 141, “Business Combinations.” When the RLJ Funds acquire properties, they acquire them for use. The only intangible assets typically acquired consist of miscellaneous operating agreements, all of which are short-term in nature and which are at market rates. The RLJ Funds do not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. In conjunction with the acquisition of a hotel, the RLJ Funds typically negotiate new franchise and management agreements with the selected brand and manager.

The RLJ Funds’ investments in hotel properties are carried at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and three to five years for furniture, fixtures and equipment. Maintenance and repairs are expensed and major renewals or improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the related gain or loss included in operations.

The RLJ Funds review the carrying value of each hotel whenever events or changes in circumstances indicate that a hotel’s carrying value may not be recoverable. If facts or circumstances support the possibility of impairment, the RLJ Funds will estimate the undiscounted future cash flows, without

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel to reflect the hotel at fair value. The RLJ Funds do not believe that there are any facts or circumstances indicating impairment of any of their investments in hotels.

The RLJ Funds consider each individual hotel to be an identifiable component of the business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the RLJ Funds do not consider a hotel as “held for sale” until it is probable that the sale will be completed within one year and the other requisite criteria for such classification have been met. Once a hotel is designated as “held for sale” the operations for that hotel are included in discontinued operations.

The RLJ Funds do not depreciate hotel assets so long as they are classified as “held for sale.” Upon designation of a hotel as being “held for sale,” and quarterly thereafter, the RLJ Funds review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost or fair value, less cost to sell, in accordance with SFAS 144. Any such adjustment in the carrying value of a hotel classified as “held for sale” is reflected in discontinued operations. The RLJ Funds include in discontinued operations the operating results of those hotels that are classified as “held for sale” or that have been sold.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Restricted Cash Reserves

All cash that is required to be maintained in a reserve escrow account by a management agreement and/or a mortgage agreement for replacement of furniture, fixtures and equipment and funding of real estate taxes and insurance is considered to be restricted cash reserves.

Deferred Financing Fees

Deferred financing fees relate to costs incurred to obtain long-term financing of hotel properties. Deferred financing fees are recorded at cost and are amortized using the straight-line method, which approximates the effective interest method, over the respective terms of the mortgage loans that are collateralized by the hotel properties and over the term of the credit facility and are included as a component of interest expense. For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, respectively, $1.5 million, $665 and $62 of amortization expense was recorded as a component of interest expense. Additionally, any remaining deferred financing fees from previous debt at the time that debt is extinguished and/or refinanced are reclassified to interest expense at the time of the extinguishment/ refinancing. During 2006, $326 of deferred financing costs relating to the extinguishment and/or refinancing of debt was reclassified to interest expense. Accumulated amortization at December 31, 2006 and 2005 was approximately $1.6 million and $728, respectively.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands, except per share data)

Comprehensive Income

In connection with the RLJ Funds’ adoption of SFAS 133, the RLJ Funds apply the provisions of SFAS 130 “Reporting Comprehensive Income,” which requires reporting and displaying certain information related to comprehensive income. Comprehensive income includes net income and other comprehensive income. Other comprehensive income is comprised of unrealized gains and losses resulting from hedging activities.

Advertising Costs

The RLJ Funds expense advertising costs as incurred. Advertising expense, exclusive of advertising expense related to discontinued operations, was $613, $135 and $40 for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, respectively, and is included in other indirect hotel operating expense.

Pre-acquisition Costs

The RLJ Funds incur pre-acquisition costs during their review of potential property acquisitions, including legal fees, architectural costs, environmental reviews and market studies. These costs are included in prepaid expenses and other current assets until the property is either acquired or the deal is abandoned. Pre-acquisition costs related to properties that are acquired are reclassified to investment in hotel properties at the time of acquisition. Pre-acquisition costs related to deals that are abandoned are expensed to general and administrative expense at the time of abandonment.

Derivative/Financial Instruments

In the normal course of business, the RLJ Funds are exposed to the effects of interest rate changes. As of December 31, 2006, approximately 1.4% of the RLJ Funds’ borrowings were subject to variable rates. The RLJ Funds limit the risks associated with interest rate changes by following the RLJ Funds’ established risk management policies and procedures, including the use of derivatives. The RLJ Funds utilize derivative financial instruments to manage, or hedge, interest rate risk. The RLJ Funds attempt to require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential in order to qualify for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income each period until the instrument matures.

The RLJ Funds utilize a variety of borrowing vehicles including a credit facility and medium and long-term financings. To reduce the RLJ Funds susceptibility to interest rate variability, the RLJ Funds use interest rate instruments, typically interest rate swaps, to convert a portion of variable rate debt to fixed rate debt. Interest rate differentials that arise under these swap contracts are recognized in interest expense over the life of the contracts. Interest rate swap agreements contain a credit risk that counterparties may be unable to fulfill the terms of the agreement. The RLJ Funds have minimized that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 (Dollars in thousands, except per share data)

Gains and losses on swap agreements determined to be effective hedges are reported in other comprehensive income and are reclassified to earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedged items is recognized in earnings in the current period. At December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the effective aggregate fair value of approximately $1.1 million, $1.9 million and $359, respectively, of the swap agreements was recorded in the accompanying combined consolidated financial statements in prepaid expenses and other assets.

Distributions

The RLJ Funds are required to make quarterly distributions to the General Partner and limited partners in accordance with the LPAgreements. Distributable proceeds are apportioned among the General Partner and the limited partners in proportion to their respective percentage interests and then distributed to each partner (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners’ respective unreturned invested equity is reduced to zero, and (iii) thereafter 80% to limited partners and 20% to the General Partner. As of December 31, 2006, an aggregate of approximately $161.0 million had been distributed to partners.

The RLJ Funds, through wholly-owned subsidiaries, make distributions to preferred shareholders semi-annually on June 30 and December 31 each year. As of December 31, 2006, an aggregate of approximately $27 had been distributed to preferred shareholders.

Allocation of Profits and Losses

Profits and losses of the RLJ Funds are allocated to the General Partner and limited partners in accordance with the LPAgreements. Profits and losses are apportioned among the General Partner and the limited partners in proportion to their respective percentage interests (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners’ respective unreturned invested equity is reduced to zero, and (iii) thereafter 80% to limited partners and 20% to the General Partner.

Income Taxes

The Investment REITs have elected to be taxed as real estate investment trusts under Sections 856 through 860 of the Internal Revenue Code commencing with their taxable years ended December 31, 2004. To qualify as a REIT, each Investment REIT must meet a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their adjusted taxable income to their owners. The Investment REITs’ current intention is to adhere to these requirements and maintain the qualification for taxation as REITs. As REITs, the Investment REITs generally are not subject to federal corporate income tax on that portion of net income that is currently distributed to owners. If the Investment REITs fail to qualify for taxation as a REIT in any taxable year, they will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Investment REITs qualify for taxation as REITs, the Investment REITs may be subject to certain state and local taxes on their income and property, and to federal income and excise taxes on their undistributed taxable income.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes. As a wholly-owned taxable REIT subsidiary of the Master Company, the REIT Sub is required to pay income taxes at the applicable rates.

The Initial Fund and the Parallel Fund have made no provision for federal or state income taxes (other than the provisions consolidated from wholly-owned subsidiaries), since the profits and losses are reported by the individual partners.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” (“FIN 48”) effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in tax positions. FIN 48 requires financial statement recognition of the impact of a tax position when it is more likely than not, based on its technical merits, that the position will be sustained upon examination and the cumulative effect of the change in accounting principle is to be recorded as an adjustment to opening retained earnings. The RLJ Funds are currently evaluating the effect of adopting FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurement,” (“SFAS 157”) effective for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. The RLJ Funds do not believe adoption of SFAS 157 will have a material impact on the RLJ Funds’ financial position, results of operations or cash flows.

3.

Acquisition of Hotel Properties

On November 4, 2004, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 220-room Doubletree Hotel Washington, D.C. (formerly the Washington terrace Hotel), located near Scott Circle in Washington, D.C., for a total cost of approximately $44.7 million.  Davidson Hotel Company has been engaged to manage the hotel.  The acquisition was financed using borrowings on the credit facility and proceeds from a $27.5 million mortgage agreement.

On November 4, 2004, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 200-room Residence Inn Anaheim Resort Area, located in Garden Grove, California, for a total cost of approximately $37 million and a 100% interest in the 192-room Residence Inn San Diego-Mission Valley, located in San Diego, California, for a total costs of approximately $40.7 million.  Both hotels were purchased from subsidiaries of RLJ Development, LLC, a related party.  RLJ Development, LLC purchased both properties on September 22, 2004 with the intent of selling these properties to the RLJ Funds as soon as practical, in accordance with terms and conditions of the LP Agreements.  Tarsadia Hotels has been engaged to manage and operate the hotels.  The RLJ Funds assumed the existing $51.7 million mortgage loan and financed the remainder of the purchase with borrowings on the credit facility. On April 20, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 140-room Courtyard by Marriott Fort Meade at National Business Park for a total cost of approximately $22.2 million. The hotel is located in Annapolis Junction, Maryland, in close proximity to the Baltimore Washington International Airport. Hospitality Partners

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a $14.4 million mortgage loan agreement.

On June 14, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 230-room Hilton Suites Anaheim/Orange hotel for a total cost of approximately $22.7 million. The hotel is located in Orange, California. Tarsadia Hotels has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a $13.7 million mortgage loan agreement.

On June 14, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 226-room Hilton Suites Phoenix hotel for a total cost of approximately $31.2 million. The hotel is located in Phoenix, Arizona. Hilton Hotels Corporation has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a $23.2 million mortgage loan agreement.

On June 14, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 216-room Embassy Suites Hotel Cleveland-Beachwood for a total cost of approximately $18.7 million. The hotel is located in Beachwood, Ohio. Davidson Hotels has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a $15.5 million mortgage loan agreement.

On June 15, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 287-room Atlanta Marriott Century Center hotel for a total cost of approximately $11.3 million. The hotel is located in Atlanta, Georgia. Marriott International has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility. Effective September 9, 2005, the RLJ Funds, through wholly-owned subsidiaries, entered into a mortgage loan agreement of approximately $7.7 million.

On June 29, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 113-room Marriott Chicago at Medical District/UIC hotel for a total cost of approximately $19.8 million. The hotel is located in Chicago, Illinois. Davidson Hotels has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility. Effective July 7, 2005, the RLJ Funds, through a wholly-owned subsidiary, entered into a $13.0 million mortgage loan agreement.

On August 17, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 99-room Lincoln Suites hotel for a total cost of approximately $9.0 million. The hotel is located in Washington, D.C. Hospitality Partners has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility.

On September 15, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 300-room Hilton Garden Inn Washington, D.C. Downtown for a total cost of approximately $88.1 million. The hotel is located in Washington, D.C. Urgo Hotels has been engaged to manage the hotel. The acquisition was financed using proceeds from a $61.0 million mortgage loan agreement.

On September 28, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 188-suite Residence Inn Inner Harbor for a total cost of approximately $40.0 million. The hotel is located in the Inner Harbor East Area of Baltimore, Maryland. Urgo Hotels has been engaged to manage

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

the hotel. The acquisition was financed by assuming the $19.3 million existing debt and borrowings on the credit facility.

On October 6, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 223-room Embassy Suites Hotel Baltimore-North for a total cost of approximately $17.4 million. The hotel is located in Hunt Valley, Maryland. Hilton Hotels Corporation has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility. Effective October 26, 2005, the RLJ Funds, through a wholly-owned subsidiary, entered into a mortgage loan agreement for approximately $11.2 million.

On October 7, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 122-room Courtyard Birmingham Downtown UAB for a total cost of approximately $15.9 million. The hotel is located adjacent to the University of Alabama at Birmingham in Birmingham, Alabama. Noble Investment Group has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility. Effective October 17, 2005, the RLJ Funds, through a wholly-owned subsidiary, entered into a mortgage loan agreement for $10.5 million.

On October 28, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 309-room Hilton Ontario Airport hotel for a total cost of approximately $41.5 million. The hotel is located just over a mile from the Ontario International Airport in Ontario, California. Tarsadia Hotels has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a mortgage loan agreement for approximately $27.5 million.

On November 4, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 221-room Residence Inn by Marriott Boston/Cambridge hotel for a total cost of approximately $65.2 million. The hotel is located adjacent to the Massachusetts Institute of Technology, in Cambridge Massachusetts. Marriott International has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a $44.0 million mortgage loan agreement.

On November 16, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 128-room Residence Inn Poughkeepsie hotel for a total cost of approximately $20.2 million. The hotel is located in Poughkeepsie, New York on the Hudson River, midway between New York City and Albany, New York. Marriott International has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility. Effective November 29, 2005, the RLJ Funds, through a wholly-owned subsidiary, entered into a mortgage loan agreement for approximately $13.4 million.

On December 2, 2005, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 148-room Hampton Inn & Suites Denver Downtown hotel for a total cost of approximately $18.3 million. The hotel is located in Denver, Colorado. Stonebridge Realty Advisors, Inc. has been engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility and proceeds from a mortgage loan agreement of approximately $11.9 million.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

On February 1, 2006, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 154-room Hilton Garden Inn Colorado Springs hotel for a total cost of approximately $12.6 million, excluding financing fees. The hotel is located in Colorado Springs, Colorado. White Lodging Services was engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage loan of approximately $8.9 million that is collateralized by the hotel and borrowings on the credit facility.

On March 16, 2006, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 155-room Doubletree Guest Suites Atlanta-Galleria hotel for a total cost of approximately $11.6 million, excluding financing fees. The hotel is located in Atlanta, Georgia. Noble Investment Group was engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage loan of approximately $7.6 million that is collateralized by the hotel and borrowings on the credit facility.

On May 22, 2006, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 162-room Homewood Suites Near the Galleria hotel for a total cost of approximately $23.6 million, excluding financing fees. The hotel is located in Houston, Texas. White Lodging Services was engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage loan of approximately $15.5 million that is collateralized by the hotel and borrowings on the credit facility.

On July 26, 2006, the RLJ Funds, through a wholly-owned subsidiary, acquired a 100% interest in the 158-room Boston/Medford AmeriSuites hotel for a total cost of approximately $16.1 million, excluding financing fees. The hotel is located in Medford, Massachusetts. The hotel is undergoing conversion to a Hyatt Place hotel, which is expected to complete by mid- 2007. Select Hotels Group, LLC, an affiliate of Hyatt Hotels, was engaged to manage the hotel. The acquisition was financed using borrowings on the credit facility.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

On August 28, 2006, the RLJ Funds, through a wholly-owned subsidiary, acquired a 100% interest in the 203-room Courtyard Fort Worth Downtown/Blackstone hotel for a total cost of approximately $26.0 million, excluding financing fees. The hotel is located in Fort Worth, Texas. Marriott International was engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage loan of approximately $16.1 million that is collateralized by the property and borrowings on the credit facility.

The combined allocation of the total costs to the acquired assets based on their fair values was as follows:

December 31,

2006 2005
Land Building Furniture, fixtures, and equipment	$ 12,792 $ 61,666 72,240 356,947 4,969 22,100
Assets acquired	$ 90,001 $ 440,713

4.

Discontinued Operations

Effective December 8, 2005, the RLJ Funds, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell the Lincoln Suites hotel, which was acquired in August of 2005, with expected net sales proceeds of approximately $14.5 million. The asset was classified as held for sale at that time because sale was expected to occur within one year, and accordingly depreciation was suspended. Total revenues related to the asset of approximately $300 and $1.7 million, respectively, comprised primarily of hotel operating revenues, and loss before income tax expense related to the asset of $21, $482 and zero, respectively, for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 are included in discontinued operations. Prior year amounts in the statements of operations have been reclassified to conform with the current presentation. On February 7, 2006, the RLJ Funds, through wholly-owned subsidiaries, sold the Lincoln Suites hotel for $14.5 million, resulting in a gain of approximately $5.4 million.

Effective July 21, 2006, the RLJ Funds, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell the Residence Inn Anaheim Resort Area, the Residence Inn San Diego-Mission Valley, the Hilton Suites Anaheim/Orange and the Hilton Ontario Airport with expected net sale proceeds of approximately $215.0 million. The assets were classified as held for sale at that time because sale was expected to occur within one year, and accordingly depreciation was suspended. Total revenues related to the assets of approximately $32.8 million, $26.0 million and $1.2 million, respectively, comprised primarily of hotel operating revenues, and income (loss) before income tax expense related to the assets of $4.0 million, $3.2 million and $(116), respectively, for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 are included in discontinued operations. As of December 31, 2006, the balances in assets and liabilities of hotels held for sale or sold include the remaining accounts receivables and trade payables related to these hotels. Prior year amounts

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

in the statements of operations have been reclassified to conform with the current presentation. On October 4, 2006, the RLJ Funds, through wholly-owned subsidiaries, sold the Residence Inn Anaheim Resort Area, the Residence Inn San Diego-Mission Valley, the Hilton Suites Anaheim/Orange and the Hilton Ontario Airport for $215.0 million, resulting in a gain of approximately $71.0 million.

The RLJ Funds allocate interest expense to discontinued operations for debt that is to be assumed or required to be repaid as a result of the disposal transaction. The RLJ Funds allocated $4.7 million, $3.9 million and $272 in interest expense to discontinued operations for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, respectively.

5.

Investment in Hotel Properties

Investment in hotel properties as of December 31, 2006 and 2005 consisted of the following:

December 31,

	2006	2005
Land Buildings and improvements Furniture, fixtures and equipment	$ 71,827 408,724 57,503	$ 79,054 447,128 33,459
Accumulated depreciation	538,054 (23,322)	559,641 (9,187)
Investment in hotel properties, net	$ 514,732	$ 550,454

Total depreciation expense, including depreciation related to discontinued operations, for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  was $20.2 million, $8.7 million and $422, respectively.

6.

Long-Term Debt

Credit facility

The RLJ Funds, through wholly-owned subsidiaries, maintain a credit facility that provided for maximum borrowings of up to $125.0 million. Effective April 28, 2006 and September 25, 2006, the RLJ Funds reduced the maximum borrowings allowed to $65.0 million and $45.0 million, respectively. The credit facility is collateralized by the partners’ committed and uncalled capital of the RLJ Funds and is guaranteed by the RLJ Funds. The credit facility matured on October 27, 2006. Effective September 25, 2006, the RLJ Funds exercised their option to extend the credit facility for one additional year, extending the credit facility maturity date to October 27, 2007.

Borrowings under the credit facility bear interest at variable rates equal to the London InterBank Offered Rate plus a margin of 0.875%. For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the weighted average interest rate for borrowings under the credit facility was approximately 6.0%, 4.1% and 3.1%, respectively. The RLJ Funds incurred interest expense related to the credit facility of approximately $572, $1.6 million and $177 for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, respectively. Additionally, there is an unused commitment fee of 0.175% of the unused portion of the credit facility. The RLJ Funds incurred an unused commitment fee of approximately $120, $78 and $13 for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

through December 31, 2004, respectively. At December 31, 2006 and 2005, respectively, the RLJ Funds had approximately $1.7 million and $9.5 million in outstanding borrowings under the credit facility and approximately $40.6 million and $47.0 million available for borrowing.

Mortgage Loans

As of December 31, 2006 and 2005, the RLJ Funds are subject to the following mortgage loans:

						Principal
	I	nterest Rate at				Balance at
		December 31,		Date of	Maturity	December 31,
Property	Lender	2006		Borrowing	Date	2006	2005
Residence Inn Anaheim Resort Area	Wells Fargo	n/a		n/a	n/a $	- $	24,525
Residence Inn San Diego-Mission Valley	Wells Fargo	n/a		n/a	n/a	–	27,175
Doubletree Hotel Washington D.C.	Wells Fargo	5.75%	(i)(vi)	4/4/2004	11/4/2007	26,702	26,067
Courtyard Fort Meade at National Business Park	Wells Fargo	6.84%	(i) (viii)	4/20/2005	4/20/2008	14,400	14,400
Hilton Suites Anaheim/Orange	Capmark	n/a		n/a	n/a	–	13,700
Hilton Suites Phoenix	Capmark	5.40%	(vii)	6/14/2005	7/1/2010	23,200	23,200
Embassy Suites Hotel Cleveland-Beachwood	Capmark	5.40%	(vii)	6/14/2005	7/1/2010	15,500	15,500
Marriott Chicago at Medical District/UIC	Capmark	5.50%	(i) (v)	7/7/2005	7/7/2008	13,000	13,000
Atlanta Marriott Century Center	Wells Fargo	6.50%	(ii) (v)	9/9/2005	9/1/2008	16,705	7,731
Hilton Garden Inn Downtown Washington D.C.	Capmark	6.70%	(v)	9/15/2005	9/15/2015	61,000	61,000
Hampton Inn & Suites Denver Downtown	Capmark	6.10%	(i) (v)	12/2/2005	1/9/2009	11,880	11,880
Residence Inn Inner Harbor	Capmark	6.45%	(iii) (v)	7/19/2006	8/9/2008	28,280	19,288
Courtyard Birmingham Downtown UAB	Wachovia Securities	5.45%	(ix)	10/14/2005	10/17/2008	10,500	10,500
Embassy Suites Hotel Baltimore-North	Wells Fargo	6.61%	(iv) (v)	10/26/2005	10/26/2008	12,991	11,213
Hilton Ontario Airport	Wells Fargo	n/a		n/a	n/a	–	27,170
Residence Inn Poughkeepsie	Capmark	6.20%	(i) (v)	11/6/2005	12/9/2008	13,350	13,350
Residence Inn by Marriott Boston/Cambridge	Capmark	6.70%	(i) (v)	10/4/2005	11/4/2008	44,000	44,000
Hilton Garden Inn Colorado Springs	Capmark	5.99%	(v)	2/1/2006	3/1/2011	8,850	–
Doubletree Guest Suites Atlanta-Galleria	Wells Fargo	6.94%	(i) (v)	3/16/2006	3/16/2009	7,712	–
Homewood Suites Near the Galleria	Capmark	7.20%	(i) (v)	5/22/2006	5/22/2009	15,500	–
Boston/Medford AmeriSuites	Capmark	7.10%	(i) (v)	8/11/2006	8/11/2009	10,610	–
Courtyard Fort Worth Downtown/Blackstone	Capmark	6.93%		8/25/2006	12/1/2013	16,016	–
						$350,196 $	363,699
(i) Variable interest rate that is effectively fixed by a swap agreement.
(ii) Variable interest rate; $7.3 million is effectively fixed by a swap agreement
(iii) Variable interest rate; $10.5 million is effectively fixed by a swap agreement
(iv) Variable interest rate; $11.2 million is effectively fixed by a swap agreement
(v) Monthly interest only with no principal reductions
(vi) Monthly interest only payments through 2006; quarterly principal payments due thereafter
(vii) Monthly interest only payments through July 2007; monthly principal payments due thereafter
(viii) Monthly interest only payments through June 2008; quarterly principal payments due thereafter
(ix) Monthly interest only payments through September 2010; monthly principal payments due thereafter

Each mortgage loan is collateralized by the respective property, and all of the mortgage loans allow for prepayment without penalty after the first 12 to 60 months of the term.

As of December 31, 2006, future minimum principal payments on mortgage notes are as follows:

2007	$27,010
2008	153,586
2009	46,088
2010	38,975
2011	9,308
Thereafter	75,229
$350,196

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

Each mortgage agreement is subject to customary financial covenants. As of December 31, 2006 and 2005, the RLJ Funds were in compliance with all required debt covenants and related amendments.

7.

Commitments and Contingencies

Ground Leases

The Courtyard Birmingham Downtown UAB hotel and the Atlanta Century Center hotel are subject to ground leases with terms extending out to 2033 and 2058, respectively. Ground lease expense for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 was $150, $199 and zero, respectively. Future minimum ground lease payments are as follows:

2007	$104
2008	104
2009	104
2010	104
2011	104
Thereafter	3,006
$3,526

Restricted Cash Reserves

The RLJ Funds are obligated to maintain reserve funds for capital expenditures at the hotels (including the periodic replacement or refurbishment of furniture, fixtures and equipment) as determined pursuant to the management agreements and/or mortgage agreements. The management agreements and/or mortgage agreements require the RLJ Funds to reserve restricted cash ranging from 2% to 5% of the individual hotel’s revenues and maintain the reserves in restricted cash reserve escrows. Amounts will be capitalized as incurred. Any unexpended amounts will remain the property of the RLJ Funds upon termination of the management agreements. Additionally, some mortgage agreements require the RLJ Funds to reserve restricted cash for the periodic payment of real estate taxes and insurance. As of December 31, 2006 and 2005, respectively, approximately $8.9 million and $5.9 million was available in restricted cash reserves for future capital expenditures, real estate taxes and insurance.

Management Agreements

The RLJ Funds’ hotel properties are operated pursuant to long-term agreements with terms ranging from five to 40 years, with nine management companies, including Davidson Hotel Company (three hotels), Hilton Hotels Corporation (two hotels), Hospitality Partners (one hotel), Marriott International (four hotels), Noble Investment Group (two hotels), Urgo Hotels (two hotels), Select Hotels Group, LLC, an affiliate of Hyatt Hotels (one hotel), Stonebridge Realty Advisors (one hotel) and White Lodging Services (two hotels). Each management company receives a base management fee generally between 2.0% and 7.0% of hotel revenues. The management companies are also eligible to receive an incentive management fee, if hotel operating income, as defined in the management agreements, exceeds certain thresholds. The incentive management fee is generally calculated as a percentage of hotel operating income after the RLJ Funds have received a priority return on their investment in the hotel. Total management fee expense for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 was $5.1 million, $2.2 million $34, respectively and is included in other indirect operating expense.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

Franchise Agreements

As of December 31, 2006, 12 of the RLJ Funds’ 18 hotels are operated under franchise agreements. The remaining six hotels, including the Hilton Suites Phoenix, Atlanta Marriott Century Center, Embassy Suites Hotel Baltimore-North, Residence Inn by Marriott Boston/Cambridge, Residence Inn Poughkeepsie and Courtyard Fort Worth Downtown/Blackstone are managed by Hilton Hotels Corporation or Marriott International. The management agreements for these hotels allow the property to operate under the respective brand. Pursuant to the franchise and management agreements, the RLJ Funds pay a royalty fee, generally between 2.0% and 5.5% of room revenues, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 2.0% and 10.0% of room revenues from the hotels. Total franchise fee expense for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 was $8.1 million, $3.1 million and $11, respectively and is included in other indirect operating expense.

Completion Commitment

The RLJ Funds, through wholly-owned subsidiaries, are subject to approximately $1.3 million in completion guarantees with a mortgage holder guarantying the payment of certain future hotel renovations. The RLJ Funds anticipate that these hotel renovations will be complete and the guarantees will be terminated by early 2008.

Litigation

Neither the RLJ Funds nor any of its subsidiaries are currently involved in any regulatory or legal proceedings that management believes will have a material adverse effect on the financial position, operations or liquidity of the RLJ Funds.

8.

Partners’ Equity

Partners’ Capital

As of December 31, 2006, partners had made aggregate capital contributions of approximately $257.4 million. In addition, $8.6 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the General Partner (see note 10). Accordingly, 84.3% of total capital commitments have been deployed. As of December 31, 2006, the RLJ Funds had made aggregate distributions to partners of approximately $161.0 million.

As of December 31, 2006 and 2005, the General Partner had a capital account balance of $186 and $335, respectively.

Series A Preferred Shares

On January 19, 2005, the Investment REITs (through the Initial REIT and the Parallel REIT) completed two private offerings of 110 shares each (220 shares in the aggregate) of 12.5% cumulative non-voting preferred shares for an aggregate amount of $110. The shares have no par value and have a liquidation value of $500 per share. Dividends are paid semi-annually on June 30 and December 31. The shares are redeemable by the Initial REIT and the Parallel REIT, respectively, for the liquidation value plus

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

accumulated and unpaid dividends plus, if redeemed before 2010, a redemption premium of up to $100 per share. After deducting underwriting discounts and commissions and other offering costs, the Investment REITs raised aggregate net proceeds of approximately $57.

As of December 31, 2006, an aggregate of approximately $27 had been distributed to preferred shareholders.

9.

Financial Instruments: Derivatives and Hedging

The RLJ Funds employ interest rate swaps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive income with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. The ineffective portion of all hedges is recognized in earnings in the current period. As of December 31, 2006 and 2005, the RLJ Funds have entered into the following interest rate swaps:

Fair Value at

				December 31,
Hedge Type	Value	Interest Rate	Maturity	2006	2005
Swap-cash flow	$ 51,700	3.38%	10/1/2007	$ - $	1,218
Swap-cash flow	27,500	3.25%	11/4/2007	501	750
Swap-cash flow	14,400	4.46%	4/20/2008	134	84
Swap-cash flow	13,000	4.04%	7/1/2008	215	217
Swap-cash flow	25,000	4.87%	7/19/2008	88	(58)
Swap-cash flow	3,280	5.66%	7/19/2008	(29)	n/a
Swap-cash flow	14,280	4.67%	9/1/2008	116	21
Swap-cash flow	7,120	4.50%	9/1/2008	71	40
Swap-cash flow	10,500	4.70%	10/7/2008	69	5
Swap-cash flow	13,910	4.71%	10/26/2008	90	3
Swap-cash flow	27,495	4.75%	10/28/2008	–	(27)
Swap-cash flow	44,000	4.99%	11/4/2008	58	(335)
Swap-cash flow	6,180	4.86%	11/28/2008	22	(28)
Swap-cash flow	11,500	4.99%	12/7/2008	13	(88)
Swap-cash flow	7,500	5.14%	3/9/2009	(27)	n/a
Swap-cash flow	15,500	5.25%	5/1/2009	(85)	n/a
Swap-cash flow	10,600	5.33%	8/11/2009	(112)	n/a
	$ 303,465			$ 1,124 $	$1,802

As of December 31, 2006 and 2005, there was approximately $1.1 million and $1.9 million, respectively, in unrealized gains included in accumulated other comprehensive income, a component of shareholders’ equity, related to interest rate hedges that are effective in offsetting the variable cash flows. For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, there was approximately $98 in unrealized gains, $58 in unrealized losses and zero, respectively, recognized in earnings related to hedges that were ineffective in offsetting the variable cash flows.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

Over time, the unrealized gains and losses reported in accumulated other comprehensive income/loss will be reclassified to earnings. The unrealized gains and losses are reclassified to earnings during the same period the associated hedged items are also recognized in earnings. For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the RLJ Funds reclassified $1.7 million, $280 and $99, respectively, of accumulated other comprehensive income to earnings as interest expense in conjunction with interest rate swaps. The RLJ Funds anticipate reclassifying approximately $1.5 million of the unrealized gains to interest expense over the next twelve months.

10.

Organization Costs

During 2004, the RLJ Funds incurred $857 of organization costs in direct connection with the formation of the RLJ Funds. These fees include legal and accounting fees, document preparation fees, personnel expenses and other expenses customary to the formation of a partnership. Organization costs are expensed in the year incurred and therefore have a one-time negative impact on net income. The following is a reconciliation of net loss to net loss excluding the effect of one-time organization costs for the period from inception (August 26, 2004) to December 31, 2004:

Net loss	$(1,489)
One-time organization costs	857
Net loss excluding the effect of one-time organization costs	$(632)

11.

Advisory Fees

Pursuant to the terms of the LPAgreements, the General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the General Partner providing and managing the day-to-day operations and expenditures of the RLJ Funds, as specifically detailed in the LP Agreements. Total advisory fees due to the General Partner from limited partners for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004 were approximately $3.9 million, $3.9 million and $752, respectively. As of December 31, 2006, all current advisory fees due had been paid. As the combined consolidated financial statements of the RLJ Funds do not include the transactions of the General Partner or any limited partners, none of the advisory fee income, advisory fee expense, advisory fee receivable or advisory fee payable is reflected in these financial statements.

12.

Related Party Transactions

During 2005, the RLJ Funds paid RLJ Development, LLC, an affiliate of the General Partner, $41 to satisfy the related party obligation from the previous year.

During the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the RLJ Funds, through wholly-owned subsidiaries, incurred management and franchise fees of approximately $6.0 million, $2.3 million and $86, respectively, to affiliates of Marriott International, a related party through its limited partnership interest. As of December 31, 2006 and 2005,

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

the RLJ Funds had amounts due from affiliates of Marriott International of $1.0 million and $162, respectively.

During the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the RLJ Funds, through wholly-owned subsidiaries, incurred management and franchise fees of approximately $7.0 million, $1.0 million and zero, respectively, to affiliates of Hilton Hotels Corporation, a related party through its limited partnership interest. As of December 31, 2006 and 2005, the RLJ Funds owed affiliates of Hilton Hotels Corporation $238 and $131, respectively.

As of December 31, 2006, no employment, service, maintenance or reimbursable contracts exist between the RLJ Funds and any related party.

13.

Income Taxes

The Investment REITs have elected to be taxed as REITs under Sections 856 through 860 of the Code, commencing with their taxable years ended December 31, 2004. To qualify as a REIT, the Investment REITs must meet a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their adjusted taxable income to their owners. The Investment REITs’ current intention is to adhere to these requirements and maintain the Investment REITs’  qualification for taxation as REITs. As REITs, the Investment REITs generally will not be subject to federal corporate income tax on that portion of net income that is currently distributed to shareholders. If the Investment REITs fail to qualify for taxation as REITs in any taxable year, they will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as REITs for four subsequent taxable years. Even if the Investment REITs qualify for taxation as REITs, the Investment REITs may be subject to certain state and local taxes on their income and property, and to federal income and excise taxes on their undistributed taxable income.

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes. The REIT Sub is a wholly-owned taxable REIT subsidiary of the RLJ Funds and, as such, is required to pay income taxes at the applicable rates.

The following schedule reconciles GAAP net income and tax basis income for the Investment REITs for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004:

	For the years ended		For the period from August 26, 2004 through
	December 31,		December 31,
	2006	2005	2004
Consolidated GAAP net income	$86,327	$1,901	$ (1,660)
Add: REIT Sub's GAAP net loss	4,570	1,657	475
Add: RLJ Funds GAAP net loss	8	3	870
Investment REIT's net income	90,905	3,561	(315)
Add: investment REIT's book depreciation and amortization	10,912	6,327	345
Less: Investment REIT's tax depreciation and amortization	(10,787)	(5,900)	(233)
Other book/tax differences, net	(161)	32	(19)
Adjusted taxable income subject to the 90% distribution requirement	$90,869	$4,020	$ (222)

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

The following is a reconciliation between cash distributions paid on preferred shares and to the RLJ Funds and the dividends paid deduction for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004:

	For the years ended December 31,		For the period from August 26, 2004 through December 31,
	2006	2005	2004
Cash distributions to RLJ Funds Cash dividends paid on preferred shares Dividends paid in 2006, deducted in 2005	$157,431 14 –	$3,561 13 446	- - -
Dividends paid deduction	$157,445	$4,020	-

For federal income tax purposes, the cash distributions paid to the preferred shareholders and to the RLJ Funds may be characterized as ordinary income, return of capital (generally non-taxable) or capital gains.

The following characterizes partner distributions made to the RLJ Funds and per preferred share for the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004:

					For the period from August 26, 2004 through
	For the years ended December 31,				December 31,
	2006		2005		2004
	$	%	$	%	$	%
Partner distributions Ordinary income Return of capital Capital gains	$ 14,116 66,570 76,745	9% 42% 49%	$ 4,007 – –	100% – –	$ – –	– – –
	$ 157,431	100%	$ 4,007	100%	$ -	–
Preferred distributions Ordinary income Return of capital Capital gains	1 6 7	9% 42% 49%	13 – –	100% – –	– – –	– – –
	$ 14	100%	$ 13	100%	$ -	–

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

The following is a reconciliation of the deferred tax asset as of December 31, 2006 and 2005:

For the years ended December 31,
2006	2005

Temporary differences
Property and equipment	$ (527)	$ 92
Intangible asset	(1,055)	(1,133)
Prepaid expenses	(262)	(253)
Allowance for doubtful accounts	114	74
Incentive and vacation accrual	331	158
Inventory basis difference	6	14
Deferred revenue	1,214	1,159
Net operating loss carryforwards	3,188	1,015
Valuation allowance	3,009 (3,009)	1,126 (1,126)
Net deferred tax asset	$ –	$ –

The ability to carry forward the net operating losses will expire in 2024 and 2026 if not utilized by then. Management cannot reasonably estimate the likelihood that the deferred tax net assets will be realized before termination of the RLJ Funds and therefore has recorded a valuation allowance for the entire balance of the net deferred tax asset.

A reconciliation of the statutory Federal tax provision (benefit) to our income tax provision (benefit) is as follows (in thousands):

			Period from
	Year Ended	Year Ended	August 26,
	December 31, 2006	December 31, 2005	December 31, 2004
Statutory Federal tax provision (benefit) (@34%)	$ (2,649)	$ (991)	$ (1,443)
State income tax provision (benefit), net of Federal tax benefit 4.62%	(360)	(135)	(196)
Valuation Allowance	3,009	1,126	1,639
Income tax provision (benefit)	$ -	$ -	$ -

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

As a result of the acquisition of the Hilton Garden Inn Downtown Washington D.C., the RLJ Funds may realize a future tax benefit associated with tax goodwill in excess of book goodwill associated with the acquisition. In accordance with FAS 109, “Accounting for Income Taxes,” that tax benefit may create additional book goodwill of up to $1.2 million to the extent that realization of the future benefit from the excess tax deductible goodwill is considered more likely than not to be realized. The RLJ Funds will only recognize the benefit when realized on future tax returns and will apply the benefit first to reduce book goodwill associated with the acquisition to zero and second to reduce income tax expense.

14.

Comprehensive Income

For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, comprehensive income (loss) was approximately $85.6 million, $3.4 million and $(1.3) million, respectively. As of December 31, 2006, 2005 and 2004, the RLJ Funds’ accumulated other comprehensive income was approximately $1.1 million, $1.9 million and $359, respectively. The accumulated other comprehensive income was entirely due to the RLJ Funds’ unrealized gains on its interest rate derivative instruments. For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004, the RLJ Funds reclassified $1.7 million, $280 and $99, respectively, of accumulated other comprehensive income to interest expense.

15.

Supplemental Information to Statements of Cash Flows

	For the years ended		For the period from August 26, 2004 through
	December 31,		December 31,
	2006	2005	2004
Interest paid	$21,830	$10,398	$ 153
Supplemental non-cash transactions:
In conjunction with the hotel acquisitions, the RLJ Funds assumed the following assets and liabilities:
Purchase of real estate	$90,001	$440,713	122,371
Other assets	1,576	9,108	1,128
Other liabilities	(2,925)	(22,296)	(1,373)
Mortgages assumed with acquisitions	-	(19,316)	-

Acquisition of hotel properties	$88,652	$408,209	$ 122,126

In conjunction with the hotel dispositions, the RLJ Funds disposed of the following assets and liabilities:
Sale of real estate	$149,989	$-	$ -
Other assets	652	-	-
Other liabilities	(1,079)	-	-
Gain on sale of properties	76,418	-	-
Disposition of hotel properties	$225,980	$-	$ -
Capital Expenditures in Accounts Payable	$-	$-	$ 15
Change in fair market value of interest rate swaps	$(874)	$1,501	$ 359

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Notes to Combined Consolidated Financial Statements For the years ended December 31, 2006 and 2005 and for the period from August 26, 2004 through December 31, 2004  (Dollars in thousands, except per share data)

16.

Subsequent Events

On January 18, 2007, the RLJ Funds issued a capital call notice to partners calling an aggregate contribution of $975 in advisory fees for the first quarter of 2007 payable to the General Partner.

On February 14, 2007, the RLJ Funds distributed an aggregate of $14.0 million to partners.

RLJ Urban Lodging Fund, L.P. and
RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Financial Statements (Unaudited)

As of June 30, 2007 and December 31, 2006 and for the six months ended June 30, 2007 and 2006

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Table of Contents

As of June 30, 2007 and December 31, 2006 and for the six months ended June 30, 2007 and 2006

Page(s)

Combined Consolidated Financial Statements (Unaudited)

Combined Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006

Combined Consolidated Statements of Operations

    for the six months ended June 30, 2007 and 2006

Combined Consolidated Statement of Changes in Partners’ Equity

    for the six months ended June 30, 2007

Combined Consolidated Statements of Cash Flows

    for the six months ended June 30, 2007 and 2006

Notes to Combined Consolidated Financial Statements

……………. F-56

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Balance Sheets (Unaudited)

June 30, 2007 and December 31, 2006

(Dollars in thousands)

	June 30, 2007	December 31, 2006

Assets

Investment in hotel properties, net

Assets of hotels sold

Cash and cash equivalents

Restricted cash reserves

Hotel receivables, net of allowance of $140 and $35, respectively

Deferred financing costs, net

Prepaid expenses and other assets

	$ 552,603 127 15,813 8,097 5,086 1,804 7,324	$ 514,732328 20,023 8,897 3,184 2,059 4,851
Total assets	$ 590,854	$ 554,074
Liabilities and Partners' Equity Borrowings under credit facility Mortgage loans Liabilities of hotels sold Accounts payable and accrued expenses Advance deposits Accrued interest	$ 21,939 376,402 32 14,730 625 1,742	$ 1,696 350,196 156 15,826 372 1,711
Total liabilities	415,470	369,957
Partners' Equity Partners' capital Series A preferred shares, no par value, 12.5%, 220 shares authorized, issued and outstanding Accumulated other comprehensive income Retained earnings	81,861 57 1,066 92,400	96,435 57 1,084 86,541
Total partners' equity	175,384	184,117
Total liabilities and partners' equity	$ 590,854	$ 554,074

The accompanying notes are an integral part of the combined consolidated financial statements.

F-54

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Statements of Operations (Unaudited)

For the six months ended June 30, 2007 and 2006

(Dollars in thousands)

	For the six months ended June 30,
	2007	2006
Revenue Hotel operating revenue Room revenue Food and beverage revenue Other operating department revenue	$ 64,862 8,256 2,884	$ 50,441 7,463 2,475
Total hotel operating revenue	76,002	60,379
Other income	846	830
Total revenue	76,848	61,209
Expense Hotel operating expense Room Food and beverage Other direct Other indirect	13,020 6,060 1,376 23,211	10,801 5,695 1,257 18,528
Total hotel operating expense	43,667	36,281
Depreciation and other amortization	11,535	7,598
Real estate and personal property tax, ground rent and insurance	3,829	3,118
General and administrative	680	723
Total operating expense	59,711	47,720
Operating income	17,137	13,489
Other income/(expense) Interest income Interest expense	(2) 324 (11,722)	349 136 (9,943)
Income before discontinued operations	5,737	4,031
Income from discontinued operations including 2006 gain on sale of $5.4M	129	7,213
Net income	5,866	11,244
Distributions to preferred shareholders	(7)	(7)
Net income available to partners	$ 5,859	$ 11,237

The accompanying notes are an integral part of the combined consolidated financial statements.

F-55

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Statement of Changes in Partners’ Equity (Unaudited)

For the six months ended June 30, 2007

(Dollars in thousands)

	Partners' capital	Preferred shares	Accumulated other comprehensive income	Retained earnings	Total partners' equity
Balance at December 31, 2006	$ 96,435	$ 57	$ 1,084	$ 86,541	$ 184,117
Components of comprehensive income:
Net income	-	-	-	5 ,866	5,866
Reclassification adjustment
for losses included in net income	-	-	(2)	-	(2)
Net unrealized loss on interest
rate derivatives	-	-	(16)	-	(16)
Total comprehensive income			(18)		5,848
Partners' contributions	4,426	-	-	-	4,426
Partners' distributions	(19,000)	-	-	-	(19,000)
Distributions to preferred
shareholders	-	-	-	(7)	(7)
Balance at June 30, 2007	$ 81,861	$ 57	$ 1,066	$ 92,400	$ 175,384

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.

Combined Consolidated Statements of Cash Flows (Unaudited)

For the six months ended June 30, 2007 and 2006
(Dollars in thousands)

	For the six months ended June 30,
	2007	2006

Cash flows from operating activities:

Net income

Adjustments to reconcile net income to cash flow

provided by operating activities

Gain on sale of property

Depreciation and amortization

Amortization of deferred financing costs

Unrealized loss/(gain) on interest rate swaps

Changes in assets and liabilities:

Hotel receivables, net

Prepaid expenses and other assets

Accounts payable and accrued expenses

Proceeds from real estate tax and insurance escrows, net

Advance deposits

Accrued interest

	$ 5,866 -- 11,535 524 2 (1,685) (1,357) (1,588) 242 226 353	$11,244 (5,351) 10,073 599 (349) (352) 445 (2,654) 58 474 210
Net cash flow provided by operating activities	14,118	14,397

The accompanying notes are an integral part of the combined consolidated financial statements.

Cash flows from investing activities:

Acquisition of hotel properties, net of cash acquired

Pre-acquisition costs

Improvements and additions to hotel properties

Proceeds from sale of properties

Proceeds from restricted cash reserves, net

	(39,108) (1,033) (10,362) - 576	(46,887) (184) (15,105) 14,383 (2,599)
Net cash flow used in investing activities	(49,927)	(50,392)

Cash flows from financing activities:

Borrowings under credit facility

Repayment under credit facility

Proceeds from mortgage loans

Payment of mortgage principal

Proceeds from partner contributions

Payment of limited partner distributions

Payment of preferred shareholder distributions

Payment of deferred financing costs

	30,845 (10,602) 26,649 (443) 4,426 (19,000) (7) (269)	37,900 (42,141) 36,853 (362) 24,650 (18,923) (7) (313)
Net cash flow provided by financing activities	31,599	37,657
Net change in cash and cash equivalents Cash and cash equivalents, beginning of period	(4,210) 20,023	1,662 15,657
Cash and cash equivalents, end of period	$15,813	$17,319

The accompanying notes are an integral part of the combined consolidated financial statements.

F-57

1.

Organization

RLJ Urban Lodging Funds (the “RLJ Funds”) comprises RLJ Urban Lodging Fund, L.P. (the “Initial Fund”), which was formed in the state of Delaware on August 26, 2004, and RLJ Urban Lodging Fund (P.F. #1), L.P. (the “Parallel Fund”), which was formed in the state of Delaware on November 4, 2004. The General Partner of the RLJ Funds is RLJ Capital Partners, LLC (the “General Partner”), a Delaware corporation. The RLJ Funds will continue until October 22, 2011, unless sooner dissolved pursuant to the terms of the Partnership Agreements or by operation of law. The terms of the partnerships may be extended one year by the General Partner with the consent of the limited partners.

The RLJ Funds were formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels and compact full-service hotels serving urban markets in the United States of America, Canada and Puerto Rico. The Parallel Fund was organized to operate identically to the Initial Fund, sharing ratably in all investments. The Initial Fund and the Parallel Fund are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Urban Lodging Master, LLC (the “Master Company”).

The Initial Fund owns a 100% interest in RLJ Urban Lodging REIT, LLC (the “Initial REIT”). The Initial REIT is a real estate investment trust (“REIT”) as defined in the Internal Revenue Code (the “Code”). The Parallel Fund owns a 100% interest in RLJ Urban Lodging REIT (P.F. #1), LLC (the “Parallel REIT”). The Parallel REIT is a real estate investment trust as defined in the Code. The Initial REIT and the Parallel REIT are collectively referred to as the “Investment REITs.”

Each investment made by the RLJ Funds is made through the Investment REITs. The Investment REITs make investments through the Master Company, which was organized in the state of Delaware on November 16, 2004. The Initial REIT and the Parallel REIT each own a percentage of the Master Company in proportion to the capital contributions made to the Initial Fund and the Parallel Fund, respectively. Together, the Investment REITs own a 100% interest in the Master Company. Substantially all of the RLJ Funds’ and Investment REITs’ assets are held by, and all of their operations are conducted through, the Master Company or a wholly-owned subsidiary of the Master Company.

The RLJ Funds had no operations prior to October 22, 2004, at which time the Amended and Restated Limited Partnership Agreement of RLJ Urban Lodging Fund, L.P. (the “LP Agreement”) became effective. On December 1, 2004, the Amended and Restated Limited Partnership Agreement of RLJ Urban Lodging Fund, L.P. (P.F. #1) (the “LP PF1 Agreement”) became effective. Collectively, both agreements are referred to as the “LP Agreements.” On December 17, 2004, March 31, 2005 and April 5, 2005 (final close), the Initial Fund completed subsequent closings, admitting additional limited partners to the partnership.

As of June 30, 2007, the RLJ Funds owned interests in 20 hotels with 3,660 suites/rooms located in Alabama, Arizona, Colorado, Georgia, Illinois, Maryland, Massachusetts, New York, Ohio, Texas and the District of Columbia. The RLJ Funds, through wholly-owned subsidiaries, own 100% equity interests in all of the hotels. All of the hotels are leased to the Master Company’s taxable REIT subsidiary, RLJ Urban Lodging REIT Sub, Inc. (the “REIT Sub”), or a wholly-owned subsidiary of the REIT Sub. Each hotel is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a percentage rent based on hotel revenues. Lease revenue from the REIT Sub and its wholly-owned subsidiaries is eliminated in consolidation. An independent hotel operator manages each hotel.

The accompanying notes are an integral part of the combined consolidated financial statements.

F-58

2.

 Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The combined consolidated financial statements include the accounts of the RLJ Funds and their wholly-owned subsidiaries (the Investment REITs, the Master Company and its subsidiaries and the REIT Sub and its subsidiaries). All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying combined consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, certain disclosures accompanying annual financial statements prepared in accordance with GAAP are omitted. In the opinion of management, all adjustments, consisting solely of normal recurring accruals, necessary for the fair statement of the accompanying combined consolidated financial statements have been included

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the first fiscal year beginning after November 15, 2007. The RLJ Funds do not believe adoption of SFAS 159 will have a material impact on the RLJ Funds’ results of operations or cash flows.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide). Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. The provisions of this SOP are effective on January 1, 2008. The RLJ Funds are currently evaluating this new guidance and have not determined whether they will be required to apply the provisions of the Guide in presenting the financial statements.

3.   Discontinued Operations

Effective July 21, 2006, the RLJ Funds, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell the Residence Inn Anaheim Resort Area, the Residence Inn San Diego-Mission Valley, the Hilton Suites Anaheim/Orange and the Hilton Ontario Airport hotels with expected net sale proceeds of approximately $215.0 million. The assets were classified as held for sale at that time because sale was expected to occur within one year, and accordingly depreciation was suspended. Total revenues related to the assets of approximately $20.5 million, comprised primarily of hotel operating revenues, and income before income tax expense related to the assets of $1.9 million for the six months ended June 30,

The accompanying notes are an integral part of the combined consolidated financial statements.

F-59

2006 are included in discontinued operations. As of June 30, 2007, the balances in assets and liabilities of hotels held for sale or sold include the remaining accounts receivables and trade payables related to these hotels. Prior year amounts in the statements of operations have been reclassified to conform to the current presentation. On October 4, 2006, the RLJ Funds, through wholly-owned subsidiaries, sold the Residence Inn Anaheim Resort Area, the Residence Inn San Diego-Mission Valley, the Hilton Suites Anaheim/Orange and the Hilton Ontario Airport hotels for $215.0 million, resulting in a gain of approximately $71.0 million.

4.

Acquisition of Hotel Properties

On June 20, 2007, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 179-room Hilton Garden Inn Burlington hotel for a total cost of approximately $23.2 million. The hotel is located in Burlington, Massachusetts. Urgo Hotels has been engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $15.5 million and borrowings on the credit facility.

On June 26, 2007, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 117-room Hilton Garden Inn San Antonio hotel for a total cost of approximately $15.8 million. The hotel is located in San Antonio, Texas. White Lodging Services has been engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $10.4 million and borrowings on the credit facility.

5.

Investment in Hotel Properties

Investment in hotel properties as of June 30, 2007 and December 31, 2006, consisted of the following:

	June 30,	December 31,
	2007	2006
Land	$ 77,193	$71,827
Buildings and improvements	438,770	408,724
Furniture, fixtures and equipment	71,489	57,503
	587,452	538,054
Accumulated depreciation	(34,849)	(23,322)
Investment in hotel properties, net	$ 552,603	$ 514,732

Total depreciation expense for the six months ended June 30, 2007 was approximately $11.5 million. For six months ended June 30, 2006, total depreciation expense, including depreciation related to discontinued operations, was $10.1 million.

6.

Long-Term Debt

Credit facility

The RLJ Funds, through wholly-owned subsidiaries, maintain a credit facility that provides for maximum borrowings of up to $45.0 million. The credit facility is collateralized by the partners’ committed and uncalled capital of the RLJ Funds and is guaranteed by the RLJ Funds. The credit facility matures on October 27, 2007.

Borrowings under the credit facility bear interest at variable rates equal to the London InterBank Offered Rate (“LIBOR”) plus a margin of 0.875%. For the six months ended June 30, 2007, the weighted average interest rate for borrowings under the credit facility was approximately 6.2%. For the six months ended

The accompanying notes are an integral part of the combined consolidated financial statements.

F-60

June 30, 2006, the weighted average interest rate for borrowings under the credit facility was approximately 7.3%. The RLJ Funds incurred interest expense related to the credit facility of approximately $267 for the six months ended June 30, 2007. Interest expense for the six months ended June 30, 2006, was approximately $241. Additionally, there is an unused commitment fee of 0.175% of the unused portion of the credit facility. The RLJ Funds incurred an unused commitment fee of approximately $31 for the six months ended June 30, 2007. For the six months ended June 30, 2006, the unused commitment fee incurred was approximately $81. At June 30, 2007 and December 31, 2006, respectively, the RLJ Funds had approximately $21.9 million and $1.7 million in outstanding borrowings under the credit facility. At June 30, 2007 and December 31, 2006, respectively, the RLJ Funds had approximately $20.1 million and $40.6 million available for borrowing.

Mortgage Loans

As of June 30, 2007 and December 31, 2006, the RLJ Funds are subject to the following mortgage loans:

Property	Lender	Interest Rate at June 30, 200		Date of Borrowing	Maturity Date	Principal Balance at
						June 30,	December 31
						2007	2006
Doubletree Hotel Washington D.C.	Wells Fargo	7.88%	(i) (vi)	4/4/2004	11/4/2007	$ 26,523	$ 26,702
Courtyard Fort Meade at National Business Park	Wells Fargo	7.75%	(i) (viii)	4/20/2005	4/20/2008	14,400	14,400
Hilton Suites Phoenix	Capmark	5.41%	(vii)	6/14/2005	7/1/2010	23,200	23,200
Embassy Suites Hotel Cleveland-Beachwood	Capmark	5.41%	(vii)	6/14/2005	7/1/2010	15,500	15,500
Marriott Chicago at Medical District/UIC	Capmark	6.82%	(i) (v)	7/7/2005	7/7/2008	13,000	13,000
Atlanta Marriott Century Center	Wells Fargo	7.23%	(ii) (v)	9/9/2005	9/1/2008	16,705	16,705
Hilton Garden Inn Downtown Washington D.C.	Capmark	7.22%	(v)	9/15/2005	9/15/2015	61,000	61,000
Hampton Inn & Suites Denver Downtown	Capmark	6.32%	(i) (v)	12/2/2005	1/9/2009	11,880	11,880
Residence Inn Inner Harbor	Capmark	7.07%	(iii) (v)	7/19/2006	8/9/2008	28,280	28,280
Courtyard Birmingham Downtown UAB	Wachovia Securities	5.45%	(ix)	10/14/2005	10/17/2008	10,500	10,500
Embassy Suites Hotel Baltimore-North	Wells Fargo	7.28%	(iv) (v)	10/26/2005	10/26/2008	13,620	12,991
Residence Inn Poughkeepsie	Capmark	7.02%	(i) (v)	11/6/2005	12/9/2008	13,350	13,350
Residence Inn by Marriott Boston/Cambridge	Capmark	7.07%	(i) (v)	10/4/2005	11/4/2008	44,000	44,000
Hilton Garden Inn Colorado Springs	Capmark	5.99%	(v)	2/1/2006	3/1/2011	8,850	8,850
Doubletree Guest Suites Atlanta-Galleria	Wells Fargo	7.18%	(i) (v)	3/16/2006	3/16/2009	7,712	7,712
Homewood Suites Near the Galleria	Capmark	7.07%	(i) (v)	5/22/2006	5/22/2009	15,500	15,500
Boston/Medford AmeriSuites	Capmark	7.07%	(i) (v)	8/11/2006	8/11/2009	10,610	10,610
Courtyard Fort Worth Downtown/Blackstone	Capmark	6.93%	(i) (v)	8/25/2006	12/1/2013	15,824	16,016
Hilton Garden Inn Burlington	Wells Fargo	6.93%	(i) (v)	6/10/2007	6/20/2010	15,528	n/a
Hilton Garden Inn San Antonio	Capmark	6.72%	(i) (v)	6/26/2007	6/26/2010	10,420	n/a
						$ 376,402	$ 350,196

(i)

Variable interest rate that is effectively fixed by a swap agreement.

(ii)

Variable interest rate; $7.3 million is effectively fixed by a swap agreement.

(iii)

Variable interest rate; $10.5 million is effectively fixed by a swap agreement.

(iv)

Variable interest rate; $11.2 million is effectively fixed by a swap agreement.

(v)

Monthly interest only with no principal reductions.

(vi)

Monthly interest only payments through 2006; quarterly principal payments due thereafter.

(vii)

Monthly interest only payments through July 2007; monthly principal payments due thereafter.

(viii)

Monthly interest only payments through June 2008; quarterly principal payments due thereafter.

(ix)

Monthly interest only payments through September 2010; monthly principal payments due thereafter.

Each mortgage loan is collateralized by the respective property, and all of the mortgage loans allow for prepayment without penalty after the first 12 to 60 months of the term.

Each mortgage agreement is subject to customary financial covenants. As of June 30, 2007 and December 31, 2006, the RLJ Funds were in compliance with all required debt covenants and related amendments.

7.    Commitments and Contingencies

Ground Leases

The Courtyard Birmingham Downtown UAB hotel and the Atlanta Marriott Century Center hotel are subject to ground leases with terms extending out to 2033 and 2058, respectively. Ground lease expense

The accompanying notes are an integral part of the combined consolidated financial statements.

F-61

for the six months ended June 30, 2007 was $59. For the six months ended June 30, 2006, ground lease expense was $39.

Restricted Cash Reserves

The RLJ Funds are obligated to maintain reserve funds for capital expenditures at the hotels (including the periodic replacement or refurbishment of furniture, fixtures and equipment) as determined pursuant to the management agreements and/or mortgage agreements. The management agreements and/or mortgage agreements require the RLJ Funds to reserve restricted cash ranging from 2% to 5% of the individual hotel’s revenues and maintain the reserves in restricted cash reserve escrows. Amounts will be capitalized as incurred. Any unexpended amounts will remain the property of the RLJ Funds upon termination of the management agreements. Additionally, some mortgage agreements require the RLJ Funds to reserve restricted cash for the periodic payment of real estate taxes and insurance. As of June 30, 2007 and December 31, 2006, respectively, approximately $8.1 million and $8.9 million was available in restricted cash reserves for future capital expenditures, real estate taxes and insurance.

Completion Commitment

The RLJ Funds, through wholly-owned subsidiaries, are subject to approximately $1.4 million in completion guarantees with a mortgage holder guarantying the payment of certain future hotel renovations. The RLJ Funds anticipate that these hotel renovations will be complete and the guarantees will be terminated by mid-2008.

Litigation

Neither the RLJ Funds nor any of its subsidiaries are currently involved in any regulatory or legal proceedings that management believes will have a material adverse effect on the financial position, operations or liquidity of the RLJ Funds.

8.    Partners’ Equity

Partners’ Capital

As of June 30, 2007, partners had made aggregate capital contributions of approximately $261.9 million. In addition, $10.5 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the General Partner. Accordingly, 86.3% of total capital commitments have been deployed. As of June 30, 2007, the RLJ Funds had made aggregate distributions to partners of approximately $180.0 million.

As of June 30, 2007, the General Partner had a capital account balance of $189.

Series A Preferred Shares

On January 19, 2005, the Investment REITs (through the Initial REIT and the Parallel REIT) completed two private offerings of 110 shares each (220 shares in the aggregate) of 12.5% cumulative non-voting preferred shares for an aggregate amount of $110. The shares have no par value and have a liquidation value of $500 per share. Dividends are paid semi-annually on June 30 and December 31. The shares are redeemable by the Initial REIT and the Parallel REIT, respectively, for the liquidation value plus accumulated and unpaid dividends plus, if redeemed before 2010, a redemption premium of up to $100 per share. After deducting underwriting discounts and commissions and other offering costs, the Investment REITs raised aggregate net proceeds of approximately $57.

The accompanying notes are an integral part of the combined consolidated financial statements.

F-62

As of June 30, 2007, an aggregate of approximately $34 had been distributed/payable to preferred shareholders.

9.    Financial Instruments: Derivatives and Hedging

The RLJ Funds employ interest rate swaps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive income with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. The ineffective portion of all hedges is recognized in earnings in the current period. As of June 30, 2007 and December 31, 2006, the RLJ Funds have entered into the following interest rate swaps:

				Fair Value at
Hedge Type	Notional Value	Swap Interest Rate	Maturity	June 30	December 31
				2007	2006
Swap-cash flow	27,250	3.25%	11/4/2007	$ 242	$ 501
Swap-cash flow	14,400	4.46%	4/20/2008	104	134
Swap-cash flow	13,000	4.04%	7/1/2008	169	215
Swap-cash flow	25,000	4.87%	7/19/2008	102	88
Swap-cash flow	3,280	5.66%	7/19/2008	(15)	(29)
Swap-cash flow	16,705	4.67%	9/1/2008	118	116
Swap-cash flow	7,120	4.50%	9/1/2008	65	71
Swap-cash flow	10,500	4.70%	10/7/2008	73	69
Swap-cash flow	13,910	4.71%	10/26/2008	100	90
Swap-cash flow	44,000	4.99%	11/4/2008	148	58
Swap-cash flow	6,180	4.86%	11/28/2008	38	22
Swap-cash flow	11,500	4.99%	12/7/2008	40	13
Swap-cash flow	10,173	5.14%	3/9/2009	14	(27)
Swap-cash flow	15,500	5.25%	5/1/2009	(9)	(85)
Swap-cash flow	13,200	5.33%	8/11/2009	(28)	(112)
Swap-cash flow	15,528	5.33%	6/20/2010	(34)	n/a
Swap-cash flow	10,420	5.33%	6/26/2010	(23)	n/a
	$257,666			$ 1,104	$ 1,124

The accompanying notes are an integral part of the combined consolidated financial statements.

As of both June 30, 2007 and December 31, 2006, there was approximately $1.1 million in unrealized gains included in accumulated other comprehensive income, a component of shareholders’ equity, related to interest rate hedges that are effective in offsetting the variable cash flows. For the six months ended June 30, 2007, there was approximately $2 in unrealized losses, recognized in earnings related to hedges that were ineffective in offsetting the variable cash flows. For the six months ended June 30, 2006, there was approximately $349 in unrealized gains recognized in earnings related to hedges that were ineffective.

Over time, the unrealized gains and losses reported in accumulated other comprehensive income will be reclassified to earnings. The unrealized gains and losses are reclassified to earnings during the same period the associated hedged items are also recognized in earnings. The RLJ Funds reclassified $769 for the six months ended June 30, 2007, and $580 for the six months ended June 30, 2006, of accumulated other comprehensive income to earnings as interest expense in conjunction with interest rate swaps. The RLJ Funds anticipate reclassifying approximately $1.6 million of the unrealized gains to interest expense over the next twelve months.

10.

Advisory Fees

Pursuant to the terms of the LP Agreements, the General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the General Partner providing and managing the day-today operations and expenditures of the RLJ Funds, as specifically detailed in the LP Agreements. Total advisory fees due to the General Partner from limited partners for the six months ended June 30, 2007 and 2006 were approximately $1.9 million and $975, respectively. As of June 30, 2007, all advisory fees due had been paid. As the combined consolidated financial statements of the RLJ Funds do not include the transactions of the General Partner or any limited partners, none of the advisory fee income, advisory fee expense, advisory fee receivable or advisory fee payable is reflected in these financial statements.

11.

Comprehensive Income

For the six months ended June 30, 2007, comprehensive income was approximately $5.8 million. For the six months ended June 30, 2006, comprehensive income was $14.4 million. As of both June 30, 2007 and December 31, 2006, the RLJ Funds’ accumulated other comprehensive income was approximately $1.1 million. The accumulated other comprehensive income was entirely due to the RLJ Funds’ unrealized gains on its interest rate derivative instruments. For the six months ended June 30, 2007, the RLJ Funds reclassified $769 of accumulated other comprehensive income to interest expense. For the six months ended June 30, 2006, the RLJ Funds reclassified $580 of accumulated other comprehensive income to interest expense.

12.

Supplemental Information to Statements of Cash Flows

	For the six months ended June 30,
	2007	2006
Interest paid	$ 11,765	$ 11,707

The accompanying notes are an integral part of the combined consolidated financial statements.

Supplemental non-cash transactions: In conjunction with the hotel acquisitions, the RLJ Funds assumed the following assets and liabilities: Purchase of real estate Other assets Other liabilities	$39,044 137 (73)	$47,599 912 (1,624)
Acquisition of hotel properties	$39,108	$46,887
In conjunction with the hotel dispositions, the RLJ Funds disposed of the following assets and liabilities: Sale of real estate Other assets Other liabilities Gain on sale of properties	$ - - - -	$(8,912) (239) 119 (5,351)
Disposition of hotel properties	$ -	$ (14,383)
Change in fair market value of interest rate swaps	$ (16)	$ 3,178

The accompanying notes are an integral part of the combined consolidated financial statements.

13.    Subsequent Events

On July 5, 2007, the RLJ Funds received aggregate capital contributions from partners of $2.1 million, including $975 in advisory fees, payable to the General Partner.

On July 6, 2007, the RLJ Funds issued a capital call notice to partners calling an aggregate contribution of $13.5 million.

On July 19, 2007, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 203-room Courtyard Newark Elizabeth hotel for a total cost of $23.2 million. The hotel is located in Elizabeth, New Jersey. Marriott International has been engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $16.0 million that is collateralized by the hotel and borrowings on the credit facility.

On July 19, 2007, the RLJ Funds, through wholly-owned subsidiaries, acquired a 100% interest in the 198-room Residence Inn Newark Elizabeth hotel for a total cost of $26.8 million. The hotel is located in Elizabeth, New Jersey. Marriott International has been engaged to manage the hotel. The acquisition was financed using proceeds from a mortgage of $17.7 million that is collateralized by the hotel and borrowings on the credit facility.

On August 12, 2007, Inland American Real Estate Trust, Inc. ("Inland") entered into a merger agreement with the RLJ Funds to acquire Master Company for approximately $900 million to be paid by Inland as reduced by Master Company's existing indebtedness and as further adjusted as provided for in the agreement.  Inland intends to pay approximately $474 million of the purchase price in cash, assume approximately $385 million of Master Company's existing indebtedness and borrow approximately $41 million. Inland has paid $10 million deposit against the purchase price as a deposit and will pay another $35 million against the purchase price as a deposit.  This $35 million deposit is non-refundable except in certain circumstances.  Additionally, the Master Company will give Inland a $5 million credit at closing to offset future property improvement costs. Pursuant to the merger agreement, at the effective time of the merger, Master Company will merge with and into a wholly-owned subsidiary of Inland.  Additionally, all of the membership interests of Master Company will be cancelled in exchange for the right to receive approximately $900 million.

The accompanying notes are an integral part of the combined consolidated financial statements.

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